                                                                    EXHIBIT 10.5



                                    FORM OF

                              MANAGEMENT AGREEMENT

                                      for

                     FELCOR'S EMBASSY SUITES BRANDED HOTELS

ARTICLE I
         THE HOTEL; OTHER RELATED AGREEMENTS .......................................................    1
         Section 1.01. The Hotel ...................................................................    1
         Section 1.02. The Other License and Management Agreements .................................    1

ARTICLE II
         TERM ......................................................................................    1
         Section 2.01. Term ........................................................................    1

ARTICLE III MANAGER'S OBLIGATIONS
            Section 3.01. Manager's Obligations ....................................................    1
                  (a)  Costs of the Partnership and Lessee .........................................    2
                  (b)  Personnel ...................................................................    2
                  (c)  Hotel Policies ..............................................................    3
                  (d)  Bank Accounts ...............................................................    3
                  (e)  Operating Budgets ...........................................................    3
                  (f)  Operating Statement .........................................................    5
                  (g)  Capital Budgets .............................................................    5
                  (h)  General Maintenance; Non-Capital Replacements ...............................    6
                  (i)  Operating Equipment .........................................................    6
                  (j)  Operating Supplies ..........................................................    6
                  (k)  Accounting Standards ........................................................    6
                  (l)  Marketing and Advertising ...................................................    6
                  (m)  Permits and Licenses ........................................................    6
                  (n)  Lessee Meetings .............................................................    7
                  (o)  Insurance ...................................................................    7
                  (p)  Lease and Concession Agreements .............................................    7
                  (q)  [Intentionally Deleted] .....................................................    7
                  (r)  Taxes and Assessments .......................................................    7
                  (s)  Compliance with Law .........................................................    7
                  (t)  Satisfaction of Obligations .................................................    7
                  (u)  Requests for Information ....................................................    8
                  (v)  Discounts and Rebates .......................................................    8
                  (w)  Tax and Insurance Accruals ..................................................    8


ARTICLE IV
         LESSEE'S OBLIGATIONS ......................................................................    8
         Section 4.01. Lessee's Obligations ........................................................    8
                  (a)  License Agreement ...........................................................    8
                  (b)  Licenses and Permits ........................................................    8
                  (c)  Operating Funds .............................................................    8
                  (d)  Capital Funds ...............................................................    9
                  (e)  Payments to Manager .........................................................   10
                  (f)  Lessee's Representative .....................................................   10
                  (g)  Lessee's Right of Inspection and Review .....................................   11
                  (h)  Quiet and Peaceable Operation ...............................................   11

ARTICLE V
         MANAGEMENT FEE ............................................................................   11
         Section 5.01. Management Fee ..............................................................   11

ARTICLE VI
         CLAIMS AND LIABILITY ......................................................................   11
         Section 6.01. Claims and Liability ........................................................   11
         Section 6.02. Survival ....................................................................   12

ARTICLE VII
         CLOSURE, EMERGENCIES AND DELAYS ...........................................................   12
         Section 7.01. Events of Force Majeure .....................................................   12
         Section 7.02. Emergencies .................................................................   12

ARTICLE VIII
         CONDEMNATION AND CASUALTY .................................................................   13
         Section 8.01. Condemnation ................................................................   13
         Section 8.02. Casualty ....................................................................   13

ARTICLE IX
         DEFAULT; TERMINATION RIGHTS ...............................................................   13
         Section 9.01. Lessee's Default ............................................................   13
         Section 9.02. Manager Default .............................................................   14
         Section 9.03. [Intentionally deleted.] ....................................................   15
         Section 9.04. Delays ......................................................................   15
         Section 9.05. Manager's Right to Terminate Upon Sale ......................................   15
         Section 9.06. Lessee's Special Rights of Termination ......................................   15
         Section 9.07. Transition Upon Termination .................................................   16

ARTICLE X
         APPLICABLE LAW AND ARBITRATION ............................................................   16
         Section 10.01. Applicable Law .............................................................   16
         Section 10.02. Arbitration of Financial Matters ...........................................   17
                  Subsection 10.02.1. Matters to be Submitted to Arbitration .......................   17
                  Subsection 10.02.2. The Accountants ..............................................   17
                  Subsection 10.02.3. Procedures ...................................................   17
         Section 10.03. Performance During Disputes ................................................   18

ARTICLE XI
         GENERAL PROVISIONS ........................................................................   18
         Section 11.01. Authorization ..............................................................   18
         Section 11.02. Relationship ...............................................................   18
         Section 11.03. Manager's Contractual Authority in the Performance of this Agreement .......   18
         Section 11.04. Further Actions ............................................................   18
         Section 11.05. Successors and Assigns .....................................................   19
         Section 11.06. Notices ....................................................................   19

         Section 11.07. Documents ..................................................................   19
         Section 11.08. Defense ....................................................................   19
         Section 11.09. Waivers ....................................................................   20
         Section 11.10. Changes ....................................................................   20
         Section 11.11. Captions ...................................................................   20
         Section 11.12. Severability ...............................................................   20
         Section 11.13. Interest ...................................................................   20
         Section 11.14. Reimbursement ..............................................................   20
         Section 11.15. Agreement Not an Interest in Real Property .................................   21
         Section 11.16. Set Off ....................................................................   21
         Section 11.17. Third Party Beneficiary ....................................................   21
         Section 11.18. Brokerage ..................................................................   21
         Section 11.19. Survival of Covenants ......................................................   21
         Section 11.20. Estoppel Certificate .......................................................   22
         Section 11.21. Other Agreements ...........................................................   22
         Section 11.22. Periods of Time ............................................................   22
         Section 11.23. Preparation of Agreement ...................................................   22
         Section 11.24. Exhibits ...................................................................   22
         Section 11.25. Counterparts ...............................................................   22
         Section 11.26. Attorneys' Fees and Other Cost .............................................   22
         Section 11.27. Entire Agreement ...........................................................   22

                              MANAGEMENT AGREEMENT



         This Management Agreement (the "Agreement") is made and entered into as of the ______________________ ("Effective Date"), by and between ______________
____________________________________________, with offices located at 545 East
John Carpenter Freeway, Suite 1300, Irving, TX 75062-3933 ("Lessee"), and ______ ____________________________________, with offices located at ______________
______________________________ ("Manager").


                                    ARTICLE I
                       THE HOTEL; OTHER RELATED AGREEMENTS

         SECTION 1.01. THE HOTEL. The subject matter of this Agreement is the management by Manager of the "Hotel," as defined in the Embassy Suites License Agreement attached hereto as Exhibit "A" (the "License Agreement"), and located at __________________________________________. The Hotel is owned by FelCor
Suites Limited Partnership, a Delaware limited partnership (the "Partnership"), and leased to Lessee pursuant to a lease entered into between the Partnership and Lessee covering the Hotel dated as of _____________ (hereinafter the "Percentage Lease"). The License Agreement shall exclusively govern Lessee's right to use the Embassy Suites "System" (as defined in the License Agreement) in connection with the operation of the Hotel; the Partnership shall have no right to use the Embassy Suites "System" except as expressly set forth in the License Agreement. Lessee hereby expressly acknowledges that neither Lessee nor the Partnership (Lessee and the Partnership are sometimes referred to herein collectively as "Owners") shall derive any rights in or to the use of the name ________________ or the Embassy Suites System from this Agreement.

         SECTION 1.02. THE OTHER LICENSE AND MANAGEMENT AGREEMENTS. Manager or its predecessor-in-interest, Embassy Suites, Inc., a Delaware corporation, has entered into other management agreements (the "Other Management Agreements") and other license agreements (the "Other License Agreements") in relation to those hotels listed on Exhibit "E" hereto (the "Other Hotels"). The Partnership or an affiliate of the Partnership entered into percentage leases with Lessee or an affiliate of Lessee covering the Other Hotels.


                                   ARTICLE II
                                      TERM

         SECTION 2.01. TERM. The term shall commence as of the date the Partnership enters into the Percentage Lease with Lessee covering the Hotel (the "Commencement Date") and, unless earlier terminated in the manner provided herein, shall continue for the term of years set forth in Exhibit "B" as measured from the Commencement Date ("Term").


                                   ARTICLE III
                              MANAGER'S OBLIGATIONS

         SECTION 3.01. MANAGER'S OBLIGATIONS. Manager, on behalf of Lessee and at Lessee's expense as provided for in this Agreement, shall direct the operation of the Hotel in accordance shall be exclusively responsible for directing the day-to-day activities of the Hotel and for establishing all policies and procedures relating to the management and operation of the Hotel, subject to the terms and conditions of this Agreement and the License Agreement. Except as herein specifically otherwise provided, all cost(s) and expense(s) incurred by Manager in connection with the performance of its obligations hereinafter set forth shall be Operating Costs and accordingly shall be paid from the Bank Account as hereinafter defined in Section 3.01(d) or the Operating Deficit Account as hereinafter defined in
Section 4.01(c), as the case may be. Manager, during the Term, shall have the following duties and obligations:

         (a) Costs of the Partnership and Lessee. Pursuant to the terms of the Percentage Lease, the Partnership has agreed to pay, among other things (i) land, building and personal property taxes and assessments applicable to the Hotel, (ii) premiums and charges for the casualty insurance coverages specified on Exhibit "D", (iii) expenditures for capital replacements and (iv) expenditures for maintenance and repair of underground utilities and structural elements of the Hotel (collectively, "Partnership Costs"). To the extent this Agreement obligates or authorizes Manager to pay any such Partnership Costs, Manager shall pay such Partnership Costs on behalf of the Partnership to the extent of funds in the Bank Account(s), the Operating Deficit Account or the Reserve Fund (as such terms are defined below) and the Partnership and Lessee shall make such adjustments and payments to each other as may be necessary from time to time to take into account any such payments. Manager shall have no duty, obligation or liability to the Partnership or Lessee (i) to make any determination as to whether any expense required to be paid by Manager hereunder is a Partnership Cost or a cost of Lessee, (ii) to make any determination as to whether funds in the Bank Account(s), the Operating Deficit Account or the Reserve Fund belong to the Partnership or Lessee or (iii) to require that Partnership Costs be paid from funds which can be identified as belonging to the Partnership, or that other costs and expenses required to be paid by Lessee be paid from funds which can be identified as belonging to Lessee; it being the intent of the parties to this Agreement that Lessee and the Partnership shall look only to each other and not to Manager with respect to moneys that may be owed one to the other as a consequence of Manager's performance under this Agreement.

         (b) Personnel. Manager shall employ all personnel working at the Hotel (excluding any personnel employed by a lessee or concessionaire of space located in the Hotel) ("Hotel Personnel"). Manager (except to the extent provided below) shall be the sole judge of the fitness and qualification of all Hotel Personnel and shall have the sole and absolute right to hire, supervise, order, instruct, discharge and determine the compensation, benefits and terms of employment of all Hotel Personnel. In exercising such discretion, however, Manager shall use all reasonable efforts to hire the most qualified and competent personnel available, subject to budgetary and other constraints. Manager shall also have the right to use employees of Manager, Manager's parent and subsidiary and affiliated companies not located at the Hotel to provide services to the Hotel ("Off-Site Personnel") and to be reimbursed for travel and other out-of-pocket expenses (excluding any portion of such Off-Site Personnel's compensation or other general expenses) incurred by Off-Site Personnel in providing services for the Hotel; provided, however, travel and out-of-pocket expenses of officers of Manager and its parents and affiliates shall not be reimbursable. All expenses, costs (including, but not limited to, salaries, benefits and severance pay, to the extent provided for by Manager as part of its standard employment policies), liabilities and claims which are related to Hotel Personnel and all out-of-pocket expenses incurred by Off-Site Personnel in providing services to the Hotel that are reimbursed to

Manager shall be Operating Costs; provided, however, with respect to any moving expenses for any Hotel Personnel who has not been an employee at the Hotel for at least twenty-four (24) months, only that portion of such moving expenses equal to Lessee's Share (as hereinafter defined) shall constitute Operating Costs and the balance shall be paid by Manager and/or such employee. "Lessee's Share" shall mean a fraction having twenty-four (24) as its denominator and the number of months such person has been one of the Hotel Personnel as its numerator. All expenses for Off-Site Personnel shall be included as a separate category or item of the Operating Budgets or shall otherwise be approved by Lessee.

         Manager agrees that it will consult with Lessee regarding the hiring, transferring, or terminating of the General Manager and Director of Sales for the Hotel. Lessee shall be afforded an opportunity to review the resumes of, and to interview the candidates for these positions that Manager deems to be the best candidate(s) for each position. Manager and Lessee shall consult with each other concerning such decisions, and Manager agrees to give serious consideration to the views of Lessee, but in the event Manager and Lessee are not able to reach a mutually agreeable decision, the decision of Manager shall control.

         (c) Hotel Policies. Manager shall determine the terms of guest admittance to the Hotel, establish room rates, and use of rooms for commercial purposes, subject to the right of Lessee to identify from time to time certain individuals who shall be entitled to receive complimentary rooms as guests of Lessee.

         (d) Bank Accounts. Manager shall open and administer the Hotel's bank accounts in Lessee's name or the name of the Hotel at such banks as Manager and Lessee shall mutually agree ("Bank Account(s)"). All sums received from the operation of the Hotel and, except as otherwise provided in Section 4.01(c) below, all items paid by Manager arising by virtue of Manager's operation of the Hotel shall pass through the Bank Account(s). Manager's designees shall be exclusively authorized to administer and make withdrawals from the Bank Account(s). Each calendar month, Manager, on behalf of Lessee or the Partnership, as the case may be, shall disburse funds from the Bank Account(s) to the extent available for the items described on Exhibit "B." The same Bank Account(s) may be used for the Hotel that are also used for one or more of the Other Hotels and any sums deposited in such Bank Account(s) may be commingled; provided, however, no funds from any other hotel may be commingled with sums deposited in the Bank Account(s) from the operation of the Hotel or any Other Hotel.

         (e) Operating Budgets. The budget for calendar year 1997 has been prepared by Manager and provided to the Partnership (the "Operating Budget"). Manager, not less than forty-five (45) days prior to the commencement of each succeeding full or partial calendar year, shall submit to Lessee, for Lessee's approval, a proposed Operating Budget for the ensuing full or partial calendar year, as the case may be. Each Operating Budget shall be accompanied by, and shall include, a business plan which shall describe business objectives and strategies for the period covered by the Operating Budget. The business plan shall include without limitation an analysis of the market area in which the Hotel competes, a comparison of the Hotel and its business with competitive hotels, an analysis of categories of potential guests, and a description of sales and marketing activities designed to achieve and implement identified objectives and strategies. The Partnership shall not have the right to approve any Operating Budget.

         Lessee's approval of the Operating Budget shall not be unreasonably withheld or delayed. Manager shall meet with Lessee to discuss the proposed Operating Budget and Lessee shall provide a written response to Manager approving or disapproving a proposed Operating Budget within twenty (20) days after the date Manager and Lessee have met to discuss the proposed Operating Budget. Lessee shall review the Operating Budget on a line-by-line basis. To be effective, any notice which disapproves a proposed Operating Budget must contain specific objections in reasonable detail to individual line items. If Lessee fails to provide an effective notice disapproving a proposed Operating Budget within such 20-day period, the proposed Operating Budget shall be deemed to be approved.

         If the proposed Operating Budget contains disputed budget item(s), Lessee and Manager agree to cooperate with each other in good faith to resolve the disputed or objectionable proposed item(s). In the event (i) Lessee and Manager are not able to reach mutual agreement concerning any disputed or objectionable item within a period of twenty (20) days after the date Lessee provides written notice of its objections to Manager, and (ii) the amount in dispute is in excess of fifty thousand dollars ($50,000), then either party shall be entitled to submit the dispute to arbitration in accordance with the provisions of Article X. If Lessee and Manager are unable to resolve the disputed or objectionable matter(s) prior to the commencement of the applicable calendar year, the undisputed portions of the proposed Operating Budget shall be deemed to be adopted and approved. The corresponding disputed line item(s) contained in the Operating Budget for the preceding calendar year shall be adjusted as set forth herein and shall be substituted in lieu of the disputed item in the proposed Operating Budget. Those line items which represent variable costs from year to year which are in dispute shall be determined by increasing the preceding calendar year's corresponding line items by an amount determined by Manager which does not exceed the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, all items (1984-1986 = 100) for the calendar year prior to the calendar year with respect to which the adjustment to the line item is being calculated or any successor or replacement index thereto. The resulting Operating Budget obtained in accordance with the preceding sentence shall be deemed to be the Operating Budget in effect until such time as Manager and Lessee have resolved the item(s) objected to by Lessee.

         Manager may revise the Operating Budget from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant, additional, unanticipated items of revenue and expense. Any such revision shall be submitted to Lessee for approval, which approval shall not be unreasonably withheld, delayed or conditioned.

         Manager may reallocate part or all of the amount budgeted with respect to any line item to another line item in the same Department (as hereinafter defined), but may not reallocate from one Department to another without Lessee's consent which shall not be unreasonably withheld or delayed. The term "Department" shall mean and refer to those general divisional categories shown in the Operating Budget (r.g., Guest Services Department or Administration Department), but shall not mean or refer to subcategories (g.g., linen replacement or uniforms) appearing in a divisional category. In addition, in the event actual Adjusted Gross Revenues (as defined on Exhibit "C" hereto) for any calendar period are greater than those provided for in the Operating Budget, the amounts approved in the Operating Budget for suite maintenance, guest services, food and beverage, telephone, utilities, marketing and hotel repair and maintenance for any calendar month shall be automatically deemed to be increased to an amount that bears the same relationship (ratio) to the amounts budgeted for such items as actual Adjusted Gross Revenue for such month bears to the projected Adjusted Gross Revenue for such month. Lessee acknowledges that the Operating Budget is intended only to be a reasonable estimate of the Hotel's income and expenses for the ensuing calendar year. Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Operating Budget.

         (f) Operating Statement. Manager shall prepare and furnish to Lessee, the following statements: (i) within fifteen (15) days after the end of each calendar month (Manager shall use all reasonable efforts to provide such reports within ten (10) days after the end of each calendar month, but in any respect not later than fifteen (15) days) a detailed profit and loss statement setting forth the results of the Hotel's operations for such calendar month and the calendar year to date, with a comparison to the then current Operating Budget; and a balance sheet setting forth the results of the Hotel's operations for the calendar year to date and the previous calendar year; (ii) within twenty (20) days after the end of each calendar quarter, a statement of Income Before Lessee's Overhead Expenses (as defined on Exhibit "C" hereto), including Income Before Lessee's Overhead Expenses from Hotel operations calendar year to date:
(iii) within twenty (20) days after the end of each calendar year, a balance sheet together with a comparison to the previous calendar year, a related statement of profit and loss (including all supporting departmental schedules of revenues and expenses), together with a comparison to the previous calendar year, and having annexed thereto a computation in reasonable detail of the Basic Management Fee and the Incentive Management Fee for such calendar year; and (iv) such other additional statements, computations and reports as Lessee shall reasonably request.

         (g) Capital Budgets. The capital budget for ____ has been prepared by Manager and provided to the Partnership (the "Capital Budget"). Manager, not less than forty-five (45) days prior to the commencement of each succeeding calendar year, shall submit to Lessee a recommended Capital Budget for the ensuing full or partial calendar year, as the case may be, for furnishings, equipment, and Hotel capital replacement items as shall be required to operate the Hotel in accordance with the standards referred to in the License Agreement. Manager, to the extent it is able to do so without compromising compliance with the minimum standards required under the terms of the License Agreement, shall take into consideration the amount of funds available to pay for the proposed capital expenditures. Manager shall also identify for Lessee those projects that are required to meet the minimum standards of the License Agreement and give priority to such items. Lessee and Manager shall meet to discuss the proposed Capital Budget and Lessee shall be required to make specific written objections to a proposed Capital Budget in the manner and within the same time periods specified in Section 3.01(e) with respect to an Operating Budget. Lessee agrees not to unreasonably withhold or delay its consent. Manager, at Lessee's expense, shall be responsible for supervising the design, installation and construction of alterations or additions to, or rebuilding or renovation of, the Hotel, including any additions to Hotel furnishings and equipment (collectively, "Capital Improvements"). Lessee shall have the right to approve and inspect Capital Improvements and any mortgagee having a first lien on Lessee's leasehold estate in the Hotel ("Lessee's Mortgagee") or a first lien on the Partnership's fee estate in the Hotel (the "Partnership's Mortgagee") shall also have any right of approval or inspection of the Capital Improvements set forth in the mortgage, deed of trust or other loan documents (collectively, the "Financing Documents") (but only if and to the extent the

Manager has been provided with copies of the Financing Documents). The Partnership shall not have the right to approve any Capital Budget.

         After a Capital Budget has been adopted, it shall be subject to review and modification in the event unpredicted or unanticipated capital expenditures are required during any calendar year due to an emergency situation or otherwise. Manager and Lessee each agree not to unreasonably withhold or delay its consent to a proposed modification of a Capital Budget. Any amendment that is mutually agreed upon shall be set forth in writing and signed by both parties.

         (h) General Maintenance: Non-Capital Replacements. Manager shall supervise the maintenance, repair and replacement of fixtures, furnishings and equipment regardless whether such expenditures are expensed or capitalized and amortized.

         (i) Operating Equipment. Manager shall select and purchase all operating equipment for the Hotel such as linens, utensils, uniforms and other similar items.

         (j) Operating Supplies. Manager shall select and purchase all operating supplies for the Hotel such as food, beverages, fuel, soap, cleansing items, stationery and other consumable items.

         (k) Accounting Standards. Manager shall maintain the books and records reflecting the operations of the Hotel in accordance with the accounting practices of Manager in conformity with generally accepted accounting principles ("GAAP") consistently applied. The Hotel level generated accounting records reflecting detailed day-to-day transactions of the Hotel's operations shall be kept by Manager at the Hotel or at Manager's corporate headquarters, or at such other location as Manager shall reasonably determine. Manager agrees upon request to cooperate in good faith with Lessee and its representatives to facilitate an examination or audit of such books and records; Lessee agrees that any such examination or audit of such books and records shall be conducted by one of the "Big Six" firms of certified public accountants.

         (l) Marketing and Advertising. Manager shall advertise and promote the Hotel in coordination with the sales and marketing programs of the Manager and other Embassy Suites hotels. Manager may cause the Hotel to participate in sales and promotional campaigns and activities involving complimentary rooms which are intended to benefit the business of the Hotel. Manager, in marketing and advertising the Hotel, shall have the right to use marketing and advertising services of Off-Site Personnel.

         (m) Permits and Licenses. Manager shall obtain and maintain all licenses and permits that are required to be held in its name that are necessary to enable Manager to operate the Hotel in accordance with the terms of this Agreement and the License Agreement. In addition, Manager shall upon request cooperate with and assist Lessee in obtaining the various permits and licenses that are required to be held in the name of either or both of Lessee and the Partnership that are necessary to enable Manager to operate the Hotel. Manager shall use all reasonable efforts, to the extent within its control, to comply with the terms and conditions of all licenses and permits issued with respect to the Hotel and the business conducted at the Hotel, including without limitation the terms and conditions of the License Agreement.

         (n) Lessee Meetings. A representative of Manager's corporate staff and the Hotel's general manager shall meet with Lessee's Representative (as hereinafter defined) quarterly to review and discuss the previous and future quarter's operating statement, cash flow, budget, capital expenditures, important personnel matters and the general concerns of Lessee and Manager ("Quarterly Lessee's Meeting"). Except to the extent otherwise mutually agreed upon by Lessee and Manager, all Quarterly Lessee's Meetings shall be held at the Hotel.

         (o) Insurance. Manager shall procure and maintain throughout the Term the insurance coverages set forth on Exhibit "D".

         (p) Lease and Concession Agreements. Manager shall consult with Lessee to determine the desirability of entering into lease and concession agreements to provide activities or services, including the food and beverage facilities, for the benefit of the Hotel and its guests. In situations in which it is mutually determined to be desirable to enter into lease or concession agreements, Manager shall assist Lessee to the extent requested in identifying suitable lessees and concessionaires, negotiating mutually agreeable lease and concession agreements, and monitoring the performance of the lessees and concessionaires under the agreements. The revenues and income generated by a lessee or concessionaire shall be excluded from Gross Revenues, but Gross Revenues shall include all rental or other payments made to Lessee pursuant to the provisions of such agreements.

         (q) [Intentionally Deleted]

         (r) Taxes and Assessments. Manager and/or Manager's agent shall annually review and submit all real estate and personal property taxes and all assessments affecting the Hotel to Lessee (who shall provide copies thereof to the Partnership) and shall recommend payment thereof or appeal therefrom. Manager shall file all personal property tax returns for the Hotel.

         (s) Compliance with Law. Manager shall use all reasonable efforts to comply with all laws, ordinances, regulations and requirements of any federal, state, or municipal government that are applicable to the use and operation of the Hotel, as well as with all orders and requirements of the local fire department, of which Manager has knowledge; provided, however, that Lessee shall have the right to contest by proper legal proceedings, the validity of any such law, ordinance, rule, regulation, order, decision or requirement and may postpone compliance therewith to the extent and in the manner provided by law until final determination of any such proceedings. Manager promptly shall notify Lessee in writing of all notices of legal requirements applicable to the Hotel that are received by Manager.

         (t) Satisfaction of Obligations. Manager agrees to pay, when due, all amounts due under any equipment leases and all other contracts and agreements relating to the operation or maintenance of the Hotel, but solely from and to the extent that funds are available in the Bank Account(s), and to comply with all other covenants and obligations contained in the equipment leases and all utility contracts, concession agreements, leases for retail or commercial space and service and maintenance contracts, to the extent that compliance therewith is within the reasonable control of Manager by reason of its management and operation of the Hotel pursuant to this. Manager shall have no obligation to perform or comply with any obligations of (i) the Partnership or Lessee under the Percentage Lease or (ii) the Partnership under any Financing

Documents relating to the Partnership's Mortgagee (other than any right to approve or inspect Capital Improvements contemplated by paragraph (g) above).

         (u) Requests for Information. Manager shall respond, with reasonable promptness, to any information requests by Lessee's Mortgagee in accordance with the Lessee's Financing Documents, to the extent such information is required to be furnished by Manager to Lessee pursuant to this Agreement. Any additional information or reports requested by Lessee's Mortgagee shall be provided by Manager only if Lessee so directs Manager in writing and, to the extent such information or reports are not being prepared for Lessee in the ordinary course of business pursuant to this Agreement Lessee agrees to pay the reasonable expenses of preparing such information and reports.

         (v) Discounts and Rebates. Lessee shall be credited with the full amount of any discounts, rebates or commissions obtained by Manager in respect of any purchases made by Manager for or on behalf of Lessee pursuant to this Agreement.

         (w) Tax and Insurance Accruals. If requested by Lessee, Manager shall accrue and set aside on a monthly basis Gross Revenues for the payment of real estate taxes and insurance premiums, and such accruals shall be deposited in a separate account and not commingled with other operating accounts for Hotel operations generally. If and to the extent Lessee and Manager agree in writing, the tax and insurance accruals on deposit may be used from time to time to pay Operating Costs if Adjusted Gross Revenues are not otherwise sufficient to pay such Operating Costs.


                                   ARTICLE IV
                              LESSEE'S OBLIGATIONS

         SECTION 4.01. LESSEE'S OBLIGATIONS. During the Term, Lessee shall have the obligations set forth below:

         (a) License Agreement. Lessee shall comply with all the terms and conditions of the License Agreement (specifically including, but not limited to, Licensee's obligation to pay the fees, charges and contributions set forth in paragraph 3.C of the License Agreement) and keep the License Agreement in full force and effect from the Commencement Date through the remainder of the Term. Nothing in this Agreement shall be interpreted in a manner which would relieve Lessee of any of its obligations under the License Agreement.

         (b) Licenses and Permits. Lessee shall obtain and maintain (or shall cause to be obtained and maintained), with Manager's assistance and cooperation, all governmental permissions, licenses and permits required to be held in either Lessee's or the Partnership's name that are necessary to enable Manager to operate the Hotel in accordance with the terms of this Agreement and the License Agreement.

         (c) Operating Funds. Lessee shall provide all funds necessary to enable Manager to manage and operate the Hotel in accordance with the terms of this Agreement and the License Agreement. Lessee agrees to deliver to Manager for deposit into the Bank Account(s) on or before the Commencement Date the amount specified on Exhibit "B," which amount shall be the "Minimum Balance" to be maintained by Lessee in the Bank Account(s) during each calendar year during the Term. The Minimum Balance shall serve as working capital for the Hotel's operations. Commencing forty-five (45) days after the date hereof and continuing on the first day of each calendar month thereafter, Lessee shall deliver to Manager for deposit in a separate interest-bearing account in Lessee's name but under the sole control of Manager (the "Operating Deficit Account") an amount equal to the lesser of five thousand dollars ($5,000) or the amount necessary to cause the funds in the Operating Deficit Account plus the balance in the Bank Account(s) as of the last day of the immediately preceding month to equal one hundred thousand dollars ($100,000), after taking into consideration pending or anticipated distributions from the Operating Deficit Account to fund cash shortfalls in operations of the Hotel. The Operating Deficit Account for the Hotel may be consolidated with the Operating Deficit Account for the Other Hotels. Interest on funds in the Operating Deficit Account shall be disbursed to Lessee monthly to the extent the average balance in the account for any calendar month is equal to or greater than one hundred thousand dollars ($100,000). At such time as any distributions are made from the Operating Deficit Account, all Net Cash Flow (as hereinafter defined) shall be deposited into the Operating Deficit Account until the amount of Net Cash Flow deposited in such account equals the amount of such distributions. The term "Net Cash Flow" shall have the same meaning as the term "Income Before Lessee's Overhead," as such term is defined on Exhibit "C" hereto, except there shall be no deduction for Percentage Lease Payments (other than to account for amounts deposited into the Reserve Fund in accordance with paragraph (d) below). Manager may use funds in the Operating Deficit Account from time to time, without the prior written consent of Lessee or the Partnership, to pay Operating Costs and, if requested by Lessee, Permitted Costs (as hereinafter defined) to the extent funds in the Bank Account are not sufficient to pay such Operating Costs and Permitted Costs. The term "Permitted Costs" shall mean (i) Percentage Lease Payments (as defined on Exhibit "C" hereto), (ii) premiums for insurance coverages specified on Exhibit "D" hereto to the extent Lessee is responsible for paying for such coverages in the Percentage Lease, (iii) lease payments under Qualifying Capital Leases (as defined on Exhibit "C" hereto) and (iv) audit legal and other professional fees incurred by Lessee and directly related to the operation of the Hotel. Within thirty (30) days of Manager's written request Lessee agrees to furnish Manager with sufficient funds to make up any deficiency in funds in the Bank Account(s) and the Operating Deficit Account. Manager's request for sufficient funds may be based on anticipated cash shortfalls shown on the cash flow projection delivered to Lessee or incurred cash shortfalls. If Manager determines, in its good faith business judgment that the amount of the Minimum Balance and the funds in the Operating Deficit Account are insufficient to adequately meet the working capital needs for the Hotel's operations, Manager shall notify Lessee and attempt to reach agreement on an adjustment to the amount of the Minimum Balance. In the event Lessee and Manager are unable to agree after a period of thirty (30) days, Manager may submit such matter to arbitration pursuant to
Section 10.02 below. Lessee shall be responsible for providing funds to cover any shortfall in working capital for the Hotel irrespective of whether such shortfall is attributable in whole or in part to Partnership Costs.

         (d) Capital Funds. Lessee shall expend such amounts for renovation programs, furnishings, equipment and ordinary Hotel capital replacement items as are required from time to time to (i) maintain the Hotel in good order and repair; (ii) comply with the standards referred to in the License Agreement and
(iii) comply with applicable governmental regulations and orders.

         It is recognized that expenditures for capital replacements are incapable of precise calculation in advance. Therefore, there shall be paid over in cash in each calendar month after the Commencement Date, four percent (4%) of Suite Revenues (as hereinafter defined) into a Reserve Fund (as hereinafter defined) to pay for capital replacements. The term "Suite Revenues" means all revenue and income from the rental of guest suites at the Hotel with no deductions except for sales and room taxes. Manager shall establish a reserve for capital replacements on the books of account for the Hotel and the cash amounts required for such reserve shall be placed into an interest-bearing account (the "Reserve Fund") established in the Hotel's name at a bank chosen by Lessee and reasonably acceptable to Manager, with Manager's designees being the only authorized signatories on said account. The Reserve Fund for the Hotel may be consolidated with the Reserve Funds for the Other Hotels. Any expenditures for capital replacements during any calendar year which have been included in an approved Capital Budget may be made without either the Partnership's or Lessee's additional approval and shall be made by Manager from the Reserve Fund (including accrued interest and unused accumulations from prior calendar years). Any amounts remaining in the Reserve Fund at the close of each calendar year shall be carried forward and retained in the Reserve Fund until fully used as herein provided. To the extent the Reserve Fund is insufficient at a particular time, or to the extent the Reserve Fund plus anticipated contributions for the ensuing calendar year is less than budgeted expenditures for the ensuing calendar year, then, in either such event Manager shall give Lessee written notice thereof at least forty-five (45) days before the anticipated date such funds will be needed. Lessee shall supply the necessary funds by deposit to the Reserve Fund at least thirty (30) days before the anticipated date such funds will be needed. All proceeds from the sale of capital items no longer needed for the operation of the Hotel shall be deposited to the Reserve Fund. Sale of such items shall be at the discretion of Manager, and conducted in a commercially reasonable manner; Manager shall not dispose of any capital item or group of capital items having a value in excess of ten thousand dollars ($10,000) without Lessee's prior written consent unless the replacement of such capital item or group of capital items has been contemplated in the applicable Capital Budget. Upon termination of this Agreement for whatever reason, Manager's right to expend any unused portion of the Reserve Fund shall terminate and the balance of the fund shall be paid over to Lessee, less any sums then due Manager.

         To the extent any expenditure under this paragraph (d) shall exceed ten thousand dollars ($10,000), Manager shall first solicit bids from at least three different reputable and qualified third parties, and the lowest of the bidders shall be selected unless acceptance of a higher bid has been approved by Lessee in writing.

         (e) Payments to Manager. Lessee shall promptly pay to Manager all amounts due Manager under this Agreement.

         (f) Lessee's Representative. Lessee shall appoint two or more representatives to represent Lessee in all matters relating to this Agreement and/or the Hotel ("Lessee's Representatives"). Lessee's initial Lessee's Representatives shall be the individuals named on Exhibit "B." Manager shall have the right to deal solely with the Lessee's Representatives on all such matters. Manager may rely upon statements and representations of any one of Lessee's Representatives (without the joinder of the others) as being from and binding upon Lessee. Lessee may change one or more of its Lessee's Representatives from time to time by providing written notice to Manager in the manner provided for herein. Lessee shall cause one or more of Lessee's Representatives or designated substitutes to attend all Quarterly Lessee's Meetings.

         (g) Lessee's Right of Inspection and Review. Lessee, Partnership's Mortgagee and their respective accountants, attorneys, agents and other representatives and invitees, shall have the right to enter upon any part of the Hotel at all reasonable times during normal business hours and during the term of this Agreement upon reasonable prior notice to Manager for the purpose of examining, repairing or inspecting the same, preventing damage to the Hotel, showing the Hotel to prospective purchasers or mortgagees, or auditing, examining or making extracts of books and records of the Hotel, or for any other purpose which Lessee, in its reasonable discretion, shall deem necessary or advisable, but the same shall be done with as little disruption to the business of the Hotel as under the circumstances is reasonable. Books and records of the Hotel shall be kept at Manager's office in Memphis, Tennessee or such other place as the Lessee may hereafter in writing agree. Lessee's rights of examination and audit of the books and records of the Hotel are subject to the provisions of Section 3.01 (k) above.

         (h) Quiet and Peaceable Operation. Lessee agrees that Manager shall be entitled to peaceably and quietly possess and operate the Hotel in accordance with the terms of this Agreement free from molestation, eviction and disturbance by Lessee or by any other person or persons claiming by, through or under Lessee.


                                    ARTICLE V
                                 MANAGEMENT FEE

         SECTION 5.01. MANAGEMENT FEE. Lessee authorizes Manager to pay itself from the Bank Account the Basic Management Fees and Incentive Management Fees (hereinafter collectively referred to as the "Management Fees") calculated and payable in the manner set forth on Exhibit "C."


                                   ARTICLE VI
                              CLAIMS AND LIABILITY

         SECTION 6.01. CLAIMS AND LIABILITY. Lessee and Manager mutually agree for the benefit of each other to look only to the appropriate insurance coverages in effect pursuant to this Agreement in the event any demand, claim, action, damage, loss, liability or expense occurs as a result of injury to person or damage to property, regardless whether any such demand, claim, action, damage, loss, liability or expense is caused or contributed to by or results from the negligence of Lessee or Manager or their respective subsidiaries, affiliates, employees, directors, officers, agents or independent contractors and regardless whether the injury to person or damage to property occurs in and about the Hotel or elsewhere as a result of the performance of this Agreement. Nevertheless, in the event the insurance proceeds are insufficient or there is no insurance coverage to satisfy the demand, claim, action, loss, liability or expense and the same did not arise out of a breach of this Agreement by Manager or the gross negligence or willful misconduct of Manager, Lessee agrees, at its expense, to indemnify and hold Manager and its subsidiaries, affiliates, officers, directors, employees, agents and independent contractors harmless to the extent of the excess liability. For purposes of this Section, any deductible amount under any policy of insurance shall not be deemed to be included as part of collectible insurance proceeds. Notwithstanding anything contained in this Agreement to the contrary (including without limitation the preceding provisions of this Section 6.01 and Sections 3.01(b) and 11 .08), Manager shall indemnify, defend and hold harmless Lessee and Lessee's subsidiaries, affiliates, officers, directors, employees, agents, partners, shareholders or independent contractors, from all demands, claims, actions, loss, liability or expense which is not covered by insurance and which is determined to have resulted from the gross negligence, willful misconduct or breach of this Agreement by Manager and its agents or employees in connection with the operation of the Hotel.

         SECTION 6.02. SURVIVAL. The provisions of this Article VI shall survive any cancellation, termination or expiration of this Agreement and shall remain in full force and effect until such time as the applicable statute of limitation shall cut off all demands, claims, actions, damages, losses, liabilities or expenses which are the subject of the provisions of this Article VI.


                                   ARTICLE VII
                         CLOSURE, EMERGENCIES AND DELAYS

         SECTION 7.01. EVENTS OF FORCE MAJEURE. If at any time during the Term of this Agreement it becomes necessary, in Manager's opinion, to cease operation of the Hotel in order to protect the Hotel and/or the health, safety and welfare of the guests and/or employees of the Hotel for reasons beyond the reasonable control of Manager, such as, but not limited to, acts of war, insurrection, civil strife and commotion, labor unrest governmental regulations and orders, shortage or lack of adequate supplies or lack of skilled or unskilled employees, contagious illness, catastrophic events or acts of God ("Force Majeure"), then in any such event or similar events Manager may close and cease operation of all or any part of the Hotel, reopening and commencing operation when Manager deems that such may be done without jeopardy to the Hotel, its guests and employees.

         Manager and Lessee agree, except as otherwise provided herein, that the time within which a party is required to perform an obligation hereunder shall be extended for a period of time equivalent to the period of delay caused by an event of Force Majeure, but only to the extent that delay is caused or contributed to by a specific event of Force Majeure.

         SECTION 7.02. EMERGENCIES. If an emergency condition should exist which requires that immediate repairs be made for the preservation and protection of the Hotel, its guests or employees, or to assure the continued operation of the Hotel (for purposes of this Section, an emergency condition shall include any situation or circumstance that is reasonably estimated to require corrective action within a period of seventy-two (72) hours or less), Manager is authorized to take all actions and to make all expenditures necessary to repair and correct such condition, regardless whether provisions have been made in the applicable budget for such emergency expenditures. Expenditures made by Manager in connection with an emergency shall be paid, in Manager's sole discretion, out of the Bank Account(s) to the extent funds are available and, if not from the Operating Deficit Account and/or the Reserve Fund. Lessee shall, to the extent required to meet current obligations, immediately replenish such funds. Manager shall endeavor to communicate with Lessee prior to making any expenditures to correct an emergency condition, but in any event shall promptly notify Lessee after the emergency expenditures have been made.


                                  ARTICLE VIII
                            CONDEMNATION AND CASUALTY

         SECTION 8.01. CONDEMNATION. If the Hotel is taken in any eminent domain, expropriation, condemnation, compulsory acquisition or similar proceeding by any competent authority, this Agreement shall automatically terminate as of the date of taking or condemnation. Any compensation for the taking or condemnation of the physical facility comprising the Hotel shall be paid to Lessee and Lessee and the Partnership shall share such award in accordance with the terms of the Percentage Lease. Manager, however, with the full cooperation of Lessee, shall have the right to file a claim with the appropriate authorities for the loss of Management Fee income for the remainder of the Term and any extension thereof because of the condemnation or taking. If only a portion of the Hotel is so taken and the taking does not make it unreasonable or imprudent in the reasonable opinion of Lessee and Manager, to operate the remainder as a hotel of the type and class immediately preceding such taking, this Agreement shall not terminate. Any compensation shall be used, however, in whole or in part, to render the Hotel a complete and satisfactory architectural unit as a hotel of the same type and class as it was immediately preceding such taking or condemnation.

         SECTION 8.02. CASUALTY. In the event of a fire or other casualty, Lessee shall comply with the terms of the License Agreement and this Agreement shall remain in full force and effect so long as the License Agreement remains in full force and effect.


                                   ARTICLE IX
                           DEFAULT; TERMINATION RIGHTS

         SECTION 9.01. LESSEE'S DEFAULT. The following shall, at the election of Manager, constitute events of default by Lessee under this Agreement (each such event being referred to herein as a "Lessee's Default"):

                  (a) The failure of Lessee to pay any amount to Manager provided for herein for a period of ten (10) days after written notice by Manager of such failure to pay.

                  (b) Failure of Lessee to keep or perform any duty, obligation, covenant or agreement of Lessee under this Agreement (other than the obligation to pay that is the subject of paragraph (a) above) and such failure continues for a period of thirty (30) days after receipt of written notice thereof from Manager; provided, however, if such failure cannot reasonably be remedied or corrected within such 30-day period, then such 30-day period shall be extended for such additional period as may be reasonably required to cure such default but only if the Lessee promptly commences to cure such default and continue thereafter with all due diligence to complete such a cure to the satisfaction of Manager.

                  (c) The occurrence of a default by Lessee under any of the Other Management Agreements, after taking into consideration applicable notice, grace and cure periods.

                  (d) The occurrence of a default by the holder of the License under, or termination of the License Agreement or any of the Other License Agreements, after taking into consideration applicable notice, grace and cure periods, if any.

                  (e) The occurrence of a default under or other termination of the Percentage Lease.

                  (f) Lessee or the Partnership is voluntarily or involuntarily dissolved or declared bankrupt, insolvent or commits an act of bankruptcy or enters into liquidation whether compulsory or voluntary, other than for the purpose of amalgamation or reconstruction, or compounds with its creditors, or has a receiver appointed over all or any part of its assets, or conveys title in lieu of foreclosure.

                  (g) A "Change in Ownership", as defined in the License Agreement occurs unless the new owner of the Hotel receives a Commitment Agreement (as defined in Section 9.05 below) and enters into an assumption agreement in accordance with Section 9.05 below.

                  (h) Failure of the Partnership to keep or perform any duty, obligation, covenant or agreement of the Partnership under any of the "Comfort Letters" from Manager to the Partnership agreed to and accepted by the Partnership (collectively, the "Comfort Letters") relating to the Hotel and each of the Other Hotels and such failure continues for a period of thirty (30) days after receipt of written notice thereof from Manager; provided, however, if such failure cannot reasonably be remedied or corrected within such 30-day period, then such 30-day period shall be extended for such additional period as may be reasonably required to cure such default, but only if the Partnership promptly commences to cure such default and continue thereafter with all due diligence to complete such a cure to the satisfaction of Manager.

         On the occurrence of any Lessee's Default Manager shall have the right to terminate this Agreement by written notice to Lessee, in addition to its rights to seek damages or other remedies available to it at law or in equity.

         SECTION 9.02. MANAGER DEFAULT. The following shall, at the election of Lessee, constitute events of default by Manager under this Agreement (each such event being referred to herein as a "Manager Default"):

                  (a) Failure of Manager to keep or perform any duty, obligation, covenant or agreement of Manager under this Agreement and such failure shall continue for a period of thirty (30) days after receipt of written notice thereof from Lessee; provided, however, if such failure cannot reasonably be remedied or corrected within such 30-day period, then such 30-day period shall be extended for such additional period as may be reasonably required to cure such default provided that Manager promptly commences to cure such default and continues thereafter with all due diligence to complete such cure to the satisfaction of Lessee.

                  (b) The occurrence of a default by Manager under the License Agreement or any of the Other License Agreements, after taking into consideration applicable notice, grace and cure periods, if any.

                  (c) If Manager is voluntarily or involuntarily dissolved or declared bankrupt, insolvent or commits an act of bankruptcy, or enters into liquidation, whether compulsory or voluntary, other than for the purpose of amalgamation or reconstruction, or compounds with its creditors, or has a receiver appointed over all or any part of its assets.

Upon the occurrence of a Manager Default Lessee shall have the right to terminate this Agreement by written notice to Manager, in addition to its right to seek damages or other remedies available to it at law or in equity.

         SECTION 9.03. [Intentionally deleted.]

         SECTION 9.04. DELAYS. Notwithstanding any other provision of this Agreement, if any event of the type described in Article VII or Article VIII occurs and Manager is unable to operate any portion of the Hotel for a period of ninety (90) days, Manager shall have the option to terminate this Agreement upon thirty (30) days' prior written notice to Lessee, without liability on the part of Manager, its parent or their subsidiaries or affiliates.

         SECTION 9.05. MANAGER'S RIGHT TO TERMINATE UPON SALE. If there is to be a "Change in Ownership" as defined in the License Agreement and the new owner of the Hotel has not received a Commitment Agreement to Issue an Embassy Suites License Agreement for the operation of the Hotel (for purposes of this Section 9.05, said agreement shall be referred to as the "Commitment Agreement"), Manager shall have the right upon giving notice to Lessee to terminate this Agreement on the effective date the Change of Ownership occurs. In the event the new owner applies for a Commitment Agreement Manager, acting in its capacity as licensor of the Embassy Suites system of hotels, agrees to review and consider such application in good faith in accordance with its standard procedures and criteria. If there is a Change of Ownership and the new owner of the Hotel receives a Commitment Agreement but does not enter into an assumption agreement pursuant to which the new owner assumes all of Lessee's obligations hereunder with Manager prior to the date the Change of Ownership occurs, Manager shall have the right, upon giving notice to Lessee, to terminate this Agreement on the effective date the Change of Ownership occurs.

         SECTION 9.06. LESSEE'S SPECIAL RIGHTS OF TERMINATION. During the Term, Lessee shall have the right to terminate this Agreement upon the occurrence of any of the following events:

         (a) Sale of Hotel. The Partnership's fee estate in the Hotel is sold and transferred to an unaffiliated third party and in connection with such transaction the Percentage Lease is terminated and neither Lessee, nor any of the Principals (as hereinafter defined) nor any person or entity affiliated with the Principals retains any economic or beneficial interest in the transferee or the Hotel. The term "Principals" means any of Thomas J. Corcoran, Jr. or Hervey A. Feldman.

         (b) Failure to Meet Performance Test. Manager fails to satisfy the requirements of the "performance test" described in Paragraph A of the Section entitled "Performance Test; Termination Rights" on Exhibit "B" hereto;

         (c) Change in Control. There is a "Change in Control" (as hereinafter defined) of Manager and Manager fails to satisfy the requirements of the "performance test" described in Paragraph B of the Section entitled "Performance Test Termination Rights" on Exhibit "B" hereto. The term "Change in Control" shall mean any sale or transfer of a majority of the stock of Manager under circumstances in which ___________________________________ relinquishes direct or indirect control over the day-to-day operations and business of Manager. If there is a transfer of a majority of the stock of Manager and Lessee contends that a Change in Control of Manager has occurred that is disputed by Manager, then Manager shall demonstrate to the reasonable satisfaction of Lessee that Promus has retained the ability to control, directly or indirectly, the day-to-day operations and business of Manager.

         SECTION 9.07. TRANSITION UPON TERMINATION. Upon any termination of this Agreement, all fees and payments due to Manager as of the effective date of termination, including all accrued and unpaid fees and reimbursable charges and expenses, shall be paid to Manager within ten (10) days after delivery to Lessee of an itemized statement of such fees and payments, and Manager shall be entitled to exercise the right of set-off provided in Section 11.16 below with respect to such fees, charges and expenses. Manager shall deliver to Lessee, or such other person or persons as Lessee may designate, copies of all books and records of the Hotel and all funds in the possession of Manager belonging to Lessee or received by Manager pursuant to the terms of this Agreement, and shall assign, transfer or convey to such person or persons all service contracts and personal property relating to or used in the operation and maintenance of the Hotel, except any personal property which is owned by Manager. Manager, at its cost and expense, shall remove all signs that it may have placed at the Hotel indicating that it is the manager of same and replace and restore any damage resulting therefrom. Manager shall also, for a period of thirty (30) days after such expiration or termination, make itself available to consult with and advise Lessee or such other person or persons regarding the operation and maintenance of the Hotel at a consultation fee to be agreed upon between Manager and Lessee.


                                    ARTICLE X
                         APPLICABLE LAW AND ARBITRATION

         SECTION 10.01. APPLICABLE LAW. The interpretation, validity and performance of this Agreement shall be governed by the procedural and substantive laws of the State of Tennessee. If any judicial authority holds or declares that the law of another jurisdiction is applicable, this Agreement shall remain enforceable under the laws of that jurisdiction.

         SECTION 10.02. ARBITRATION OF FINANCIAL MAILERS

                  SUBSECTION 10.02.1. MAILERS TO BE SUBMITTED TO ARBITRATION. In the case of a dispute with respect to any of the following matters, either party may submit such matter to arbitration which shall be conducted by the Accountants (as hereinafter defined in Subsection 10.02.2):

         (a) computation of the Management Fees;

         (b) reimbursements due to Manager under the provisions of Sections
11.14 and 11.16

         (c) any adjustment in the Minimum Balance under the provisions of
Section 4.01 (c)

         (d) any adjustment in dollar amounts of insurance coverages required to be maintained; and

         (e) any dispute concerning the approval of an Operating Budget.

         All disputes concerning the above matters shall be submitted to the Accountants. The decision of the Accountants with respect to any matters submitted to them under this Subsection 10.02.1 shall be binding on both parties hereto.

                  SUBSECTION 10.02.2. THE ACCOUNTANTS. The "Accountants" shall be one of the so-called "Big Six" firms of certified public accountants, represented by a partner or manager-level employee who has personal experience with the hotel industry and hotel operations. Lessee (on behalf of itself and the Partnership) and Manager may select any one of such public accounting firms, notwithstanding any existing relationships which may exist between Owners or Manager and such accounting firm. The party desiring to submit any matter to arbitration under Subsection 10.02.1 shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated and such party's choice of an accounting firm. The party receiving such notice shall within fifteen (15) days after receipt of such notice either approve such notice, or designate one of the remaining firms by written notice back to the first party, and the first party shall within fifteen (15) days after receipt of such notice either approve such choice or disapprove the same. If both parties shall have approved one of the firms under the preceding sentence, then such firm shall be the "Accountants" for the purposes of arbitrating the dispute. If the parties are unable to agree on an accounting firm, then the accounting firm selected by each party shall represent the respective parties and the two firms so selected shall select a third firm, and the three firms so selected shall be the "Accountants" for such purpose. The Accountants shall be required to render a decision in accordance with the procedures described in Subsection 10.02.3 within fifteen (15) days after being notified of their selection. The fees and expenses of the Accountants will be paid by the non-prevailing party.

                  SUBSECTION 10.02.3. PROCEDURES. In all arbitration proceedings submitted to the Accountants, the Accountants (either the mutually agreed upon firm acting alone or two of the three firms selected to constitute a panel) shall be required to agree upon and approve in writing the substantive position advocated by Lessee or Manager with respect to each disputed item.

Any decision rendered by the Accountants that does not reflect the position advocated by Lessee or Manager shall be beyond the scope of authority granted to the Accountants and, consequently, may be overturned by either party. All proceedings by the Accountants shall be conducted in accordance with the Uniform Arbitration Act, except to the extent the provisions of such act are modified by this Agreement or by the mutual agreement of the parties. Unless Lessee and Manager agree otherwise, all arbitration proceedings shall be conducted at the Hotel.

         SECTION 10.03. PERFORMANCE DURING DISPUTES. It is mutually agreed that during any kind of bona fide, good faith controversy, claim, disagreement or dispute, including a dispute as to the validity of this Agreement Manager shall remain in possession of the Hotel as Manager, and Lessee and Manager shall continue their performance of the provisions of this Agreement and its exhibits.


                                   ARTICLE XI
                               GENERAL PROVISIONS

         SECTION 11.01. AUTHORIZATION. Lessee and Manager represent and warrant to each other that their respective companies have full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request, each party shall furnish the other evidence of such authority.

         SECTION 11.02. RELATIONSHIP. Manager and Lessee shall not be construed as joint venturers or partners of each other by reason of this Agreement and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

         SECTION 11.03. MANAGER'S CONTRACTUAL AUTHORITY IN THE PERFORMANCE OF THIS AGREEMENT. Manager is authorized to make, enter into and perform, in the name of and for the account of Lessee, any contracts deemed necessary by Manager to perform its obligations under this Agreement. In exercising its authority hereunder, Manager shall be entitled to execute and enter into contracts without the specific approval of Lessee so long as each such contract (i) requires expenditures or otherwise establishes liability of twenty-five thousand dollars ($25,000) or less and (ii) has a term (excluding options in favor of Manager and Lessee to renew) of one (1) year or less or can be canceled without penalty upon sixty (60) days' notice or less. Any contract that does not satisfy the conditions set forth in the preceding sentence shall require the prior approval in each instance of Lessee, regardless whether such expenditure is authorized in an applicable budget, unless the form of the contract proposed to be entered into has been approved in advance by Lessee. Lessee agrees to promptly respond to any request for approval and further agrees that its consent shall not be unreasonably withheld or delayed. Manager shall be authorized to enter into contracts with affiliates of Manager, but only so long as Lessee shall have approved in advance the cost of the service or product to be provided.

         SECTION 11.04. FURTHER ACTIONS. Lessee and Manager agree to execute all contracts, agreements and documents and to take all actions reasonably necessary to comply with the provisions of this Agreement and the intent hereof.

         SECTION 11.05. SUCCESSORS AND ASSIGNS. Lessee's consent shall not be required for Manager to assign any of its rights, interests or obligations as Manager hereunder to any parent, subsidiary or affiliate of Manager or ______ or its successor corporation, provided that any such assignee agrees to be bound by the terms and conditions of this Agreement and provided further that such assignee has received assignment of all or substantially all of the management agreements entered into by Manager with respect to other Embassy Suites hotels in the Embassy Suites system of hotels. Subject to the provisions of Section 9.06(c) above, the acquisition of Manager or its parent company by a third party shall not constitute an assignment of this Agreement by Manager and this Agreement shall remain in full force and effect between Lessee and Manager. Except as herein provided, Manager shall not assign any of its obligations hereunder without the prior written consent of Lessee, which consent shall not be unreasonably withheld or delayed. Lessee shall be deemed to have consented to such an assignment of this Agreement if Lessee has not notified Manager in writing to the contrary within fifteen (15) days after Lessee has received Manager's request for Lessee's consent to an assignment. Manager shall have the right to pledge or assign its right to receive the Management Fees hereunder without the prior written consent of Lessee. The Partnership shall not have the right to consent to any assignment that otherwise complies with the requirements of this Section 11.05.

         Lessee shall have the right to assign this Agreement to any person or entity which has obtained (i) a leasehold estate in the Hotel in accordance with the provisions of the Comfort Letter relating to the Hotel and (ii) an Embassy Suites Commitment Agreement or License Agreement for the Hotel. Except as hereinabove provided, Lessee shall not have the right to assign this Agreement without the prior written consent of Manager, which consent shall not be unreasonably withheld or delayed.

         SECTION 11.06. NOTICES. All notices or other communications provided for in this Agreement shall be in writing and shall be either hand delivered, delivered by certified mail, postage prepaid, return-receipt requested, delivered by an overnight delivery service, or delivered by facsimile machine (with an executed original sent the same day by an overnight delivery service), addressed as set forth on Exhibit "B." Notices shall be deemed delivered on the date that is four (4) calendar days after the notice is deposited in the U.S. mail (not counting the mailing date) if sent by certified mail, or, if hand delivered, on the date the hand delivery is made, or, if delivered by facsimile machine, on the date the transmission is made. If given by an overnight delivery service, the notice shall be deemed delivered on the next business day following the date that the notice is deposited with the overnight delivery service. The addresses provided on Exhibit "B" may be changed by any party by notice given in the manner provided herein.

         SECTION 11.07. DOCUMENTS. Lessee shall furnish Manager copies of all leases, title documents, property tax receipts and bills, insurance statements, all financing documents (including notes and mortgages) relating to the Hotel and such other documents pertaining to the Hotel as Manager shall request.

         SECTION 11.08. DEFENSE. Manager shall defend and/or settle any claim or legal action brought against Manager or Lessee, individually, jointly or severally, in connection with the operation of the Hotel. Manager or the applicable insurance carrier shall retain legal counsel and Manager shall supervise legal counsel, accountants and such other professionals, consultants and specialists as Manager deems appropriate to defend and/or settle any such claim or cause of action. Lessee shall have the right to actively participate in the defense of any such claim or cause of action in which Lessee is a named defendant. Manager shall confer with Lessee concerning any settlement proposal that Manager is considering accepting, regardless whether Lessee is a named party, but Lessee's approval shall not be required if Lessee is not a named party and the settlement is covered by insurance. Lessee's approval shall be required with respect to any proposed settlement of any claim or cause of action in which Lessee is a named party or that is not covered by insurance (excluding any deductible amount specified in the applicable policy of insurance). All liabilities, costs, and expenses, including attorneys' fees and disbursements, incurred in defending and/or settling any such claim or legal action which are not covered by insurance shall be an expense of Lessee or Manager as applicable under the provisions of Section 6.01.

         SECTION 11.09. WAIVERS. No failure or delay by Manager or Lessee to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term, or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

         SECTION 11.10. CHANGES. Any change to or modification of this Agreement including, without limitation, any change in the application of this Agreement to the Hotel, must be evidenced by a written document signed by both parties hereto.

         SECTION 11.11. CAPTIONS. The captions for each Article and Section are intended for convenience only.

         SECTION 11.12. SEVERABILITY. If any of the terms and provisions hereof shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms or provisions hereof. If, however, any material part of a party's rights under this Agreement shall be declared invalid or unenforceable (specifically including Manager's right to receive its Management Fees) the party whose rights have been declared invalid or unenforceable shall have the option to terminate this Agreement upon thirty (30) days' written notice to the other party, without liability on the part of the terminating party.

         SECTION 11.13. INTEREST. Any amount payable to Manager or Lessee by the other which has not been paid when due shall accrue interest at the lesser of
(i) the highest legal limit in the state in which the Hotel is located or (ii) two percentage points (2%) over the published base rate of interest charged by Citibank, N.A., New York, New York, to borrowers on ninety (90) day unsecured commercial loans, as the same may be changed from time to time.

         SECTION 11.14. REIMBURSEMENT. The performance by Manager of its responsibilities under this Agreement are conditioned upon Lessee providing sufficient funds to Manager on a timely basis to enable Manager to perform its obligations hereunder. Nevertheless, Manager shall be entitled, at its option, after first providing not less than ten (10) days' prior written notice to Lessee specifying the obligations to be satisfied and the amount of money to be advanced, to advance funds or contribute property on behalf of the Lessee to satisfy obligations of Lessee in connection with the Hotel and this Agreement; provided, however, Manager shall not be required to give prior written notice to advance funds for the purpose of paying compensation for Hotel Personnel within the Operating Budget or to remedy an emergency. Manager shall keep appropriate records to document all reimbursable expenses paid by Manager, which records shall be made available for inspection by Lessee or its agents upon request. Lessee agrees to reimburse Manager with interest upon demand for money paid or property contributed by Manager to satisfy obligations of Lessee in connection with the Hotel and this Agreement. Interest shall be calculated at the rate set forth in Section 11.13 from the date Lessee was obligated to remit the funds or contribute the property for the satisfaction of such obligation to the date reimbursement is made.

         SECTION 11.15. AGREEMENT NOT AN INTEREST IN REAL PROPERTY. This Agreement is not and shall not be deemed at any time to be or to create, an interest in real estate or a lien or other encumbrance of any kind whatsoever against the Hotel or the land on which it is erected.

         SECTION 11.16. SET OFF. Without prejudice to Manager's rights to terminate this Agreement pursuant to the provisions of this Agreement, Manager may at any time following an Owners Default and without notice to Lessee, set off or transfer any sum or sums held by Manager or other member of Promus to the order of or on behalf of Owners (or either of them) or standing to the credit of Lessee or the Partnership, as the case may be, in the Bank Account(s) and the Operating Deficit Account, as the case may be, in or towards the satisfaction of any of Owners' liabilities to Manager in respect of all sums due to Manager under the terms of this Agreement or any of the Other Management Agreements. If this Agreement is terminated for any reason, Manager may create a reserve from any funds in the Bank Account(s), the Operating Deficit Account, the Reserve Fund or otherwise held by Manager for or on behalf of, or as agent for, Owners (or either of them) to pay sums owed to Manager as they become due.

         SECTION 11.17. THIRD PARTY BENEFICIARY. This Agreement is exclusively for the benefit of Manager and Lessee and it may not be enforced by any party other than such parties and shall not give rise to liability to any third party other than the authorized successors and assigns of such parties.

         SECTION 11.18. BROKERAGE. Manager and Lessee represent and warrant to each other that neither has sought the services of a broker, finder or agent in this transaction, and neither has employed nor authorized any other person to act in such capacity. Manager and Lessee each hereby agrees to indemnify and hold the other harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys' fees) suffered or incurred by the other party as a result of a claim brought by a person or entity engaged or claiming to be engaged as a finder, broker or agent by the indemnifying party.

         SECTION 11.19. SURVIVAL OF COVENANTS. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

         SECTION 11.20. ESTOPPEL CERTIFICATE. Manager and Lessee agree to furnish to the other party and to the Partnership Mortgagee, from time to time upon request, an estoppel certificate in such reasonable form as the requesting party may request stating whether there have been any defaults under this Agreement known to the party furnishing the estoppel certificate and such other information relating to the Hotel as may be reasonably requested.

         SECTION 11.21. OTHER AGREEMENTS. Except to the extent as may now or hereafter be specifically provided, nothing contained in this Agreement shall be deemed to modify any other agreement between either Owner and Manager with respect to the Hotel or any other property.

         SECTION 11.22. PERIODS OF TIME. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the state of Tennessee and/or the state in which the Hotel is located, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

         SECTION 11.23. PREPARATION OF AGREEMENT. This Agreement shall not be construed more strongly against either party regardless of who is responsible for its preparation.

         SECTION 11.24. EXHIBITS. All exhibits attached hereto are incorporated herein by reference and made a part hereof as if fully rewritten or reproduced herein.

         SECTION 11.25. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original.

         SECTION 11.26. ATTORNEYS' FEES AND OTHER COST. The parties to this Agreement shall bear their own attorneys' fees in relation to negotiating and drafting this Agreement. Should Lessee or Manager engage in litigation to enforce their respective rights pursuant to this Agreement, the prevailing party shall have the right to indemnity by the non-prevailing party for an amount equal to the prevailing party's reasonable attorneys' fees, court costs and expenses arising therefrom.

         SECTION 11.27. ENTIRE AGREEMENT. This Agreement contains the entire agreement between Lessee and Manager regarding the management of the Hotel.

         The parties have respectively caused this Agreement to be executed as of the date set forth in the introductory paragraph above.

                            LESSEE:

                            ----------------------------------------

                            ----------------------------------------

                            ----------------------------------------

                            ----------------------------------------

                                MANAGER:


                                -----------------------------------

                                -----------------------------------

                                By: /s/
                                   --------------------------------
                                     Its:

                                   EXHIBIT "A"
                               LICENSE AGREEMENT

                                    Attached.

                           [EMBASSY SUITES LETTERHEAD]



                                EMBASSY SUITES(R)
                                LICENSE AGREEMENT


Dated _______________________ between _________________________________
___________ ("Licensor"), and _________________________________________
_________________ ("Licensee"), whose address is c/o FelCor Suite Hotels, Inc., 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933.


                          THE PARTIES AGREE AS FOLLOWS:

1.       THE LICENSE.

         Licensor owns, operates and licenses a system designed to provide a distinctive, high quality hotel service to the pubic under the name "Embassy Suites" (the "System"). High standards established by Licensor are the essence of the System. Future investments may be required of Licensee under this License Agreement ("Agreement"). Licensee has independently investigated the risks of the business to be operated hereunder, including current and potential market conditions, competitive factors and risks, has read Licensor's "Franchise Offering Circular," and has made an independent evaluation of all such facts. Aware of the relevant facts, Licensee desires to enter into this Agreement in order to obtain a license to use the System in the operation of an Embassy Suites hotel located at 2727 Stemmons Freeway, Dallas, Texas 75207 (the "Hotel").

         a. THE HOTEL. The Hotel comprises all structures, facilities, appurtenances, furniture, fixtures, equipment, and entry, exit, parking and other areas from time to time located on the site approved for the Hotel and acknowledged by Licensor in anticipation of the execution of this Agreement, or located on any land from time to time approved by Licensor for additions, signs or other facilities. No change in the number of approved guest suites ("Guest Suites") reflected on Attachment B (the "Rider") and no other significant change in the Hotel may be made without Licensor's prior approval. Redecoration and minor structural changes that comply with Licensor's standards and specifications will not be considered significant. Licensee represents that it is entitled to possession of the Hotel during the entire License Term without restrictions that would interfere with anything contemplated in this Agreement.

         b. THE SYSTEM. The System is composed of elements, as designated from time to time by Licensor, designed to identify "Embassy Suites hotels" to the consuming public and/or to contribute to such identification and its association with quality standards. The System at present includes the service marks "Embassy Suites" and such other service marks and such copyrights, trademarks and similar property rights as may be designated from time to time by Licensor to be part of the System; access to a reservation service; distribution of advertising, publicity and other marketing programs and materials; the furnishing of training programs and materials, standards, specifications and policies for construction, furnishing, operation, appearance and service of the Hotel, and other requirements as stated or referred to in this Agreement and from time to time in the Manual (as defined herein) or in other communications to Licensee; and programs for inspecting the Hotel and consulting with Licensee. Licensor may add elements to the System or modify, after or delete elements of the System at its sole discretion from time to time. Licensee is only authorized to use "Embassy Suites" service marks and trademarks at or in connection with the Hotel.

         c. THE MANUAL. Licensee acknowledges the receipt of a current Embassy Suites Standards Manual ("Manual"). The Manual contains, among other matters, minimum standards and requirements for constructing, equipping, furnishing, supplying, operating, maintaining and marketing the Hotel. Licensor shall have the right to change the Manual from time to time and Licensee agrees to abide by the Manual as changed. The Manual shall at all times remain the sole property of Licensor. Licensee shall use all reasonable efforts to maintain the confidentiality of the Manual. Licensee shall not make or distribute copies of the Manual or any portion thereof.

         d. APPLICATION OF MANUAL. All hotels operated within the System will be subject to the Manual, as it may from time to time be modified or revised by Licensor. Licensor may, in its sole discretion, grant limited exceptions from compliance with the Manual which may be made based on local conditions or special circumstances. Each material change in the Manual will be explained in writing to Licensee at least 30 days before it goes into effect.

2.       GRANT OF LICENSE.

         Licensor hereby grants to Licensee a nonexclusive license (the "License") to use the System only at the Hotel, only in connection with the operation of an Embassy Suites hotel, only in accordance with this Agreement and only during the "License Term" beginning with the date hereof and terminating as provided in Paragraph 13. The License apples to the location of the Hotel specified herein and no other. This Agreement does not limit Licensor's right, or the rights of any parent, subsidiary, division or affiliate of Licensor ("Entities"), to use or license to others the System or any part thereof or to engage in or license any business activity at any other location. Licensee acknowledges that Licensor and its Entities are and may in the future be engaged in other business activities including activities involving transient lodging and related activities which may be or may be deemed to be competitive with the System; that facilities, programs, services and/or personnel used in connection with the System may also be used in connection with such other business activities of Licensor and its Entities; and that Licensee is acquiring no rights hereunder other than the non-exclusive right to use the System in connection with an Embassy Suites hotel as specifically defined herein in accordance with the terms of this Agreement.

3.       LICENSOR'S RESPONSIBILITIES.

         a. TRAINING. During the License Term, Licensor will specify required and optional training programs and provide these programs at various locations. Licensee may be charged for (i) required training services and materials and (ii) for optional training services and materials if provided to Licensee. Travel, lodging and other expenses of Licensee and its employees will be borne by Licensee.

         b. RESERVATION SERVICES. During the License Term, so long as Licensee is in full compliance with the obligations set forth in this Agreement, Licensor will afford Licensee access to reservation services for the Hotel.

         c. CONSULTATION. Licensor will, from time to time at Licensor's sole discretion, make available to Licensee consultation and advice in connection with operations, facilities and marketing. Licensor shall have the right to establish fees in advance for its advice and consultation on a project-by-project basis.

         d. ARRANGEMENTS FOR MARKETING, ETC. Licensor will use the Marketing/Reservation Contribution for costs associated with advertising, promotion, publicity, market research and other marketing programs and related activities, including reservation programs and services. Licensor may enter into arrangements for development, marketing, operations, administrative, technical and support functions, facilities, programs, services and/or personnel with any other entity and may use any facilities, programs, services and/or personnel used in connection with the System in connection with any business activities of its Entities. Licensor is not obligated to expend funds for marketing or reservation services in excess of the amounts received from Licensees using the System.

         e. INSPECTIONS/COMPLIANCE ASSISTANCE. Licensor has the right to inspect the Hotel at any time, with or without notice to Licensee, to determine if the Hotel is in compliance with the standards and rules of operation set forth in the Manual. If the Hotel fails to comply with such standards and rules of operation, Licensor may, at its option and at Licensee's cost, require an action plan to correct the deficiencies. Licensee must then take all steps necessary to correct any deficiencies within the times established by Licensor. Licensor's approval of an action plan does not waive any rights it may have under this Agreement nor does it relieve Licensee of any obligations under this Agreement.

4.       PROPRIETARY RIGHTS.

         a. OWNERSHIP OF THE SYSTEM. Licensee acknowledges and will not contest, either directly or Indirectly, Licensor's unrestricted and exclusive ownership of the System and any element(s) or component(s) thereof, and acknowledges that Licensor has the sole right to grant licenses to use all or any element(s) or component(s) of the System. Licensee specifically agrees and acknowledges that Licensor is the owner of all right, title and interest in and to the service mark "Embassy Suites", its distinguishing characteristics, trade names, service marks, trademarks, logos, copyrights, slogans, etc., and all other marks associated with the System ("Marks") together with the goodwill symbolized thereby and that Licensee will not contest directly or indirectly the validity or ownership of the Marks either during the term of this Agreement or at any time thereafter. All improvements and additions whenever made to or associated with the System by the parties to this Agreement or anyone else, and all service marks, trademarks, copyrights, and service mark and trademark registrations at any time used, applied for or granted in connection with the System, and all goodwill arising from Licensee's use of the Marks shall inure to the benefit of and become the property of Licensor. Upon expiration or termination of this Agreement, no monetary amount shall be assigned as attributable to any goodwill associated with Licensee's use of the System or any element(s) or component(s) of the System including the name or Marks.

         b. USE OF NAME. Licensee will not use the word "Embassy" or any similar word(s) in its corporate, partnership, business or trade name, nor authorize or permit such word(s) to be used by anyone else.

5.       TRADEMARK AND SERVICE MARK.

         a. TRADEMARK DISPUTES. Licensor will have the sole right and responsibility to handle disputes with third parties concerning use of all or any part of the System, and Licensee will, at its reasonable expense, extend its full cooperation to Licensor in all such matters. All recoveries made as a result of disputes with third parties regarding use of the System or any part thereof shall be for the account of Licensor. Licensor need not initiate suit against alleged imitators or infringers and may settle any dispute by grant of a license or otherwise. Licensee will not initiate any suit or proceeding against alleged imitators or infringers or any other suit or proceeding to enforce or protect the System.

         b. PROTECTION OF NAMES AND MARKS. Both parties will make every effort consistent with the foregoing to protect and maintain the Marks and name "Embassy Suites" and its distinguishing characteristics as standing for the System and only the System; provided, however, both parties acknowledge that Licensor may allow certain hotels which had written franchise commitments or licenses in the ___________________________
                  franchise system to use the name "Embassy Suites" and other related marks of the System. Licensee agrees to execute any documents deemed necessary by Licensor or its counsel to obtain protection for Licensor's Marks or to maintain their continued validity and enforceability. Licensee agrees to use such names and Marks only in connection with the operation of an Embassy Suites hotel and in the manner authorized by Licensor. Licensee acknowledges that any unauthorized use of the names or Marks shall constitute infringement of Licensor's rights. Licensee must notify Licensor immediately, in writing, of any infringement or challenge to Licensee's use of the Marks or of any unauthorized use or possible misuse of Licensor's Marks or Licensor's proprietary information.

6.       LICENSEE'S RESPONSIBILITIES.

         a. OPERATIONAL AND OTHER REQUIREMENTS. During the License Term, Licensee will:

                  (1) promptly pay to Licensor all amounts due Licensor and its Entities as royalties or fees or for goods or services purchased by Licensee;

                  (2) maintain the Hotel in a clean, safe and orderly manner and in first class condition;

                  (3) provide efficient, courteous and high-quality service to the public;

                  (4) operate the Hotel 24 hours a day every day, except as otherwise permitted by Licensor based on special circumstances;

                  (5) strictly comply in all respects with the Manual and with all other policies, procedures and requirements of Licensor which may be from time to time communicated to Licensee;

                  (6) strictly comply with Licensor's reasonable requirements to protect the System and the Hotel from unreliable sources of supply;

                  (7)      strictly comply with Licensor's requirements as to:

                           (a) the types of services and products that (i) must be used, promoted or offered at the Hotel and (ii) may be used at the Hotel;

                           (b)      use, display, style and type of signage;

                           (c) directory and reservation service listings of the Hotel;

                           (d) training of persons to be involved in the operation of the Hotel;

                           (e) participation in all marketing, reservation service, advertising, training and operating programs designated by Licensor as System-wide (or area-wide) programs in the best interests of hotels using the System;

                           (f) maintenance, appearance and condition of the Hotel; and

                           (g) quality and type of service offered to customers at the Hotel.

                  (8) use such automated guest service and/or hotel management and/or telephone system(s) which Licensor deems to be in the best interests of the System, including any additions, enhancements, supplements or variants thereof which may be developed during the term hereof;

                  (9) participate in and use those reservation services which Licensor deems to be in the best interests of the System, including any additions, enhancements, supplements or variants thereof which may be developed during the term hereof;

                  (10) adopt improvements or changes to the System as may be from time to time designated by Licensor

                  (11) strictly comply with all governmental requirements, including the filing and maintenance of any required trade name or fictitious name registrations, paying all taxes, and maintaining all governmental licenses and permits necessary to operate the Hotel in accordance with the System;

                  (12) permit inspection of the Hotel by Licensor's representatives at any time and give them free lodging for such time as may be reasonably necessary to complete their inspections;

                  (13) upon request by Licensor, provide to Licensor statistics on Hotel operations in the form specified by Licensor and using definitions specified by Licensor;

                  (14) promote the Hotel on a local or regional basis subject to Licensor's requirements as to form, content and prior approvals;

                  (15) insure that no part of the Hotel or the System is used to further or promote a competing business or other lodging facility, except as Licensor may approve for those competing businesses or lodging facilities owned, licensed, operated or otherwise approved by Licensor or its Entities;

                  (16) use every reasonable means to encourage use of Embassy Suites facilities everywhere by the public;

                  (17) in all respects use Licensee's best efforts to reflect credit upon and create favorable public response to the name "Embassy Suites"; and

                  (18) comply with Licensor's requirements concerning confidentiality of information.

         b. UPGRADING OF THE HOTEL. Licensor may at any time during the License Term require substantial modernization, rehabilitation and other upgrading of the Hotel. Limited exceptions from those standards may be made by Licensor based on local conditions or special circumstances. If the upgrading requirements contained in this Paragraph 6.b. cause Licensee undue hardship, Licensee may terminate this Agreement by paying a fee computed according to Paragraph 13.f.

         c. STAFF AND MANAGEMENT. Licensee must at all times retain and exercise direct management control over the Hotel's business. Licensee shall not enter into any lease, management agreement or other similar arrangement for the operation of the Hotel or any part thereof with any entity without the prior written consent of Licensor.

7.       FEES.

         a. For each month (or part of a month) during the License Term, Licensee will pay to Licensor by the 15th of the following month:

                  (1) a royalty fee equal to 4 percent of the gross revenues attributable to or payable for rental of Guest Suites at the Hotel with deductions for sales and room taxes only ("Gross Suites Revenue"); and

                  (2) a "Marketing/Reservation Contribution" equal to 3.5 percent of Gross Suites Revenue (but no less than $1.75 per guest suite per night). The Marketing/Reservation Contribution is subject to change by Licensor from time to time, which Marketing/Reservation Contributions do not include the cost, installation or maintenance of reservation services equipment or training; and

                  (3) all amounts due Licensor for any other miscellaneous fees or invoices or for goods or services purchased by or provided to Licensee; and

                  (4) an amount equal to any sales, gross receipts or similar tax imposed on Licensor for the receipt of the payments required in (1), (2) and (3) of this Paragraph above, unless the tax is an optional alternative to an income tax otherwise payable by Licensor.

         b. Licensee will operate the Hotel so as to maximize Gross Suites Revenue consistent with sound marketing and industry practice and will not engage in any conduct which is likely to reduce Gross Suites Revenue in order to further other business activities.

         c. Royalties may be charged on revenues (or upon any other basis, if so determined by Licensor) from any activity conducted at the Hotel if added by mutual agreement and if: (i) not now offered at hotels within the System generally and is likely to benefit significantly from or be identified significantly with the Embassy Suites name or other aspects of the System or (ii) designed or developed by or for Licensor.

         d. Licensor may charge for optional products or services accepted by Licensee from Licensor either in accordance with current practice or as developed in the future.

         e. A Guest Suite addition fee for guest suite additions to a hotel set forth in Licensor's then current "Franchise Offering Circular" shall be paid by Licensee to Licensor on Licensee's submission of an application to add any Guest Suites to the Hotel. As a condition to Licensor granting its approval of such application, Licensor may require Licensee to upgrade the Hotel, subject to Paragraph 6.b.

         f. Local and regional marketing programs and related activities may be conducted by Licensee, but only at Licensee's expense and subject to Licensor's requirements. Reasonable charges may be made by Licensor for optional advertising materials ordered or used by Licensee for such programs and activities.

         g. Licensee shall participate in Licensor's travel agent commission program(s) as it may be modified from time to time and shall reimburse Licensor on or before the 15th of each month for travel agent commissions paid by Licensor.

         h. Each payment under this Paragraph 7 shall be accompanied by the monthly statement referred to in Paragraph 8. Licensor may apply any amounts received under this Paragraph 7 to any amounts due under this Agreement. If any amounts are not paid when due, such non-payment shall constitute a breach of this Agreement and, in addition, such unpaid amounts will accrue interest beginning on the first day of the month following the due date at 1 1/2 percent per month but not to exceed the maximum interest permitted by applicable law.

8.       RECORDS AND AUDITS.

         a. DAILY AND MONTHLY REPORTS. At the request of Licensor, Licensee shall prepare and delver daily reports to Licensor, which reports will contain information reasonably requested by Licensor on a daily basis, such as daily rate and room occupancy, and which may be used by Licensor for its reasonable purposes. At least monthly, Licensee shall prepare a statement which will include all information concerning Gross Suites Revenue, other revenues generated at the Hotel, suite occupancy rates, reservation data and other information required by Licensor that may be useful in connection with marketing and other functions of Licensor and its Entities (the "Data"). The Data shall be the property of Licensor. The Data will be permanently recorded and retained as may be reasonably required by Licensor. By the 15th of each month, Licensee will submit to Licensor a statement setting forth the Data for the previous month and reflecting the computation of the amounts then due under Paragraph 7. The statement will be in such form and detail as Licensor may reasonably request from time to time, and may be used by Licensor for its reasonable purposes.

         b. MAINTENANCE OF RECORDS. Licensee shall, in a manner and form satisfactory to Licensor and utilizing accounting and reporting standards as reasonably required by Licensor, prepare on a current basis (and preserve for no less than four years), complete and accurate records concerning Gross Suites Revenue and all financial, operating, marketing and other aspects of the Hotel, and maintain an accounting system which fully and accurately reflects all financial aspects of the Hotel and its business. Such records shall include books of account, tax returns, governmental reports, register tapes, daily reports, and complete quarterly and annual financial statements (profit and loss statements, balance sheets and cash flow statements).

         c. AUDIT. Licensor may require Licensee to have the Gross Suites Revenue or other monies due hereunder computed and certified as accurate by a certified public accountant. During the License Term and for two years thereafter, Licensor and its authorized agents shall have the right to verify information required under this Agreement by requesting, receiving, inspecting and auditing, at all reasonable times, any and all records referred to above wherever they may be located (or elsewhere if reasonably requested by Licensor). If any such inspection or audit discloses a deficiency in any payments due hereunder, Licensee shall immediately pay to Licensor (i) the deficiency, (ii) interest thereon as provided in Paragraph 7.h., and (iii) all inspection and audit costs (including travel, lodging, meals, salaries and other expenses of the inspecting or auditing personnel). Licensor's acceptance of Licensee's payment of any deficiency as provided for herein shall not waive Licensor's right to terminate this Agreement as provided for herein in Paragraph 13. If the audit discloses an overpayment, Licensor shall refund the overpayment to Licensee within 30 days.

         d. ANNUAL FINANCIAL STATEMENTS. Licensee will submit to Licensor complete year-end financial statements for the Hotel, Licensee and/or any guarantors as soon as available but not later than 90 days after the end of Licensee's fiscal year. Licensee will certify them to be true and correct and to have been prepared in accordance with generally accepted accounting principles consistently applied, and any false certification will be a breach of this Agreement.

9.       INDEMNITY.

         Licensee will indemnify, during and after the term of this Agreement, Licensor and its Entities and their officers, directors, employees, agents, predecessors, successors and assigns (`Indemnified Parties") against, hold them harmless from, and promptly reimburse them for, all payments of money (fines, damages, legal fees, expenses, etc.) by reason of any claim, demand, tax, penalty, or judicial or administrative investigation or proceeding (even where negligence of Licensor and/or its Entities and/or their Indemnified Parties is actual or alleged) arising from any claimed occurrence at the Hotel or arising from, as a result of or in connection with the design, construction, furnishings, equipment and acquisition of supplies or any other of Licensee's acts, omissions or obligations or those of anyone associated or affiliated with Licensee or the Hotel. At the election of Licensor, Licensee will also defend Licensor and/or its Entities and/or their Indemnified Parties against the same. In any event, Licensor will have the right, through counsel of its choice, to control any mailer to the extent it could directly or indirectly affect Licensor and/or its Entities and/or their Indemnified Parties financially. Licensee will also reimburse Licensor for all expenses, including attorneys' fees and court costs, reasonably incurred by Licensor to protect itself and/or its Entities and/or their Indemnified Parties from, or to remedy Licensee's defaults or to collect any amounts due under this Agreement.

10.      INSURANCE.

         a. Licensee will comply with Licensor's specifications for insurance as to amount and type of coverage as may be reasonably specified by Licensor from time to time in writing and will in any event maintain as a minimum the following insurance underwritten by an insurer approved by Licensor:

                  (1) employer's liability and workers' compensation insurance as prescribed by applicable law; and

                  (2) liquor liability insurance, if applicable, naming Licensor and its then current Entities and their predecessors, successors and assigns as additional insureds with single-limit coverage for personal and bodily injury and property damage of at least $10,000,000 for each occurrence; and

                  (3) commercial general liability insurance (with products, completed operations and independent contractors coverage) and comprehensive automobile liability insurance, all on an occurrence and per location basis naming Licensor, its Entities and their predecessors, successors and assigns as additional insureds and underwritten by an insurer approved by Licensor, with single-limit coverage for personal and bodily injury and property damage of at least $10,000,000 for each occurrence; and

                  (4) in connection with all construction at the Hotel during the License Term, Licensee will cause the general contractor to maintain with an insurer approved by Licensor commercial general liability insurance (with products, completed operations, and independent contractors coverage including workers' compensation and automobile liability insurance for such independent contractors) in at least the amount of $10,000,000 for each occurrence for personal and bodily injury and property damage with Licensor, its Entities and their predecessors, successors and assigns as additional insureds.

         b. EVIDENCE OF INSURANCE/CHANGES. This coverage shall be evidenced by original certificates of insurance submitted to Licensor simultaneously herewith, annually hereafter and each time a change is made in any insurance or insurance carrier, Licensee will furnish to Licensor certificates of insurance including the term and coverage of the insurance in force, the persons insured, and a statement that the coverage may not be cancelled, altered or permitted to lapse or expire without 30 days advance written notice to Licensor. Licensor will send Licensee notice of any policy or coverage which Licensor, in its sole discretion, finds unacceptable and upon receipt of such notice, Licensee will promptly undertake to change such policy or coverage.

         c. If Licensee fails or neglects to obtain or maintain the insurance or policy limits required by this Agreement, Licensor shall have the option, without notice, to obtain and maintain such insurance for Licensee, and Licensee shall pay immediately upon demand therefore, the premiums and the cost incurred by Licensor in taking such action.

11.      TRANSFER.

         a. TRANSFER BY LICENSOR. Licensor shall have the right to transfer or assign this Agreement or any of Licensor's rights or obligations under this Agreement to any person or legal entity.

         b. TRANSFERS BY LICENSEE. This License is not transferrable and to change the License holder a new License must be approved by Licensor and, if approved, executed by the new licensee. Licensee understands and acknowledges that the rights and duties set forth in this Agreement are personal to Licensee, and that Licensor has entered into this Agreement in reliance on the business skill, financial capacity, and personal character of Licensee (if Licensee is an individual), and that of the partners, members, or stockholders of Licensee (if Licensee is a partnership, company, corporation, or other legal entity). Accordingly, neither Licensee nor any immediate or remote successor to any part of Licensee's interest in this Agreement, nor any individual, partnership, company, corporation, or other legal entity which directly or indirectly owns an Equity Interest (as defined herein) in Licensee shall sell, assign, transfer, convey, pledge, mortgage, encumber, or give away ("Transfer") any direct or Indirect Interest in this Agreement or Equity Interest in Licensee, except as provided in this Agreement.

                  (1) Any purported transfer, by operation of law or otherwise, of any interest in this Agreement or any Equity Interest in Licensee not in accordance with the provisions of this Agreement shall be null and void and shall constitute a material breach of this Agreement, for which Licensor may terminate this Agreement upon notice without opportunity to cure pursuant to Paragraph 13.d.

                  (2) References in this Agreement to "Equity Interests" shall mean (i) any direct or indirect beneficial interest in Licensee; (ii) any stock, membership or partnership interest in Licensee, or (iii) any stock, membership or partnership interest in any corporation, partnership, company, or other legal entity which is a partner, member or stockholder of Licensee. In addition, "publicly-traded equity interest" shall mean any Equity Interest which is traded on any securities exchange or is quoted in any publication or electronic reporting service maintained by the National Association of Securities Dealers, Inc. or any of its successors. In computing changes of Equity Interests limited partners will not be distinguished from general partners, and Licensor's judgment will be final if there is any question as to the definition of Equity Interest or as to the computation of relative Equity Interests, the principal considerations being: direct and indirect (i) power to exercise control over the affairs of Licensee; (ii) right to share in Licensee's profits; and (iii) exposure to risk in the Licensee's business.

                  (3) Licensee represents that the Equity Interests are directly and (if applicable) indirectly owned as shown on the Rider.

         c. TRANSFER OF EQUITY INTERESTS. The following situations are permitted Transfers of Equity Interests:

                  (1) Equity Interests may be Transferred as follows, with Licensor's prior written consent, which will not be unreasonably withheld, provided at all times adequate provision is made for management of the Hotel:

                           (a)      Equity Interests which are not
                                    publicly-traded may be Transferred, if after the transaction, 50 percent or less of all Equity Interests will have changed hands since the date of this Agreement.

                           (b) Equity Interests which require registration under any federal or state securities law may be Transferred provided that Licensee
                                    (i) at least 45 days prior to the proposed registration submits a request for Licensor's consent accompanied by a non-refundable payment of $25,000, and (ii) reimburses Licensor for expenses in excess of $25,000 incurred in connection with the review of the materials concerning the proposed registration, including Licensor's attorneys' fees and travel expenses.

                           (c) Licensee and all participants in any proposed offering (including the sale of partnership or membership interests) must also agree to fully indemnify Licensor in connection with the registration; furnish Licensor all information requested by Licensor; avoid any implication of Licensor's participating in or endorsing the offering and use Licensor's service marks and trademarks only as directed by Licensor.

                           (d) Publicly-traded equity interest may be Transferred without Licensor's consent If such transfer is exempt from registration under federal securities law and if immediately before and after the Transfer, the transferor and transferee respectively each own less than 25 percent of the Equity Interests in Licensee.

                  (2)      PERMITTED TRANSFEREES/LICENSEE'S DEATH.

                           (a) Licensee, if a natural person, may transfer the License to one or more of Licensee's spouse, parents, siblings, nephews, descendants or spouses descendants or to a corporation entirely owned by Licensee ("Permitted Transferees") provided (i) the Permitted Transferee promptly executes a new license agreement (and guaranty, if applicable) on Licensee's then current license agreement form for the unexpired term of this Agreement and (ii) Licensee guarantees, in Licensor's usual form, the performance of the Permitted Transferee's obligations under the newly executed license agreement.

                           (b) If Licensee is a natural person, upon the Licensee's death, the License will pass in accordance with Licensee's will, or, if Licensee dies intestate, in accordance with laws of intestacy governing the distribution of the Licensee's estate, as the case may be, provided the transferee is one or more of the decedent's Permitted Transferee's (excluding corporations formerly owned by the Licensee) and provided the Permitted Transferee promptly executes a new license agreement (and guaranty if applicable) on Licensor's then current license agreement form for the unexpired term of this Agreement.

                           (c) If an Equity Interest is owned by a natural person, the transfer provisions of Paragraph 11.c.(2)(a) and (b) above will apply to the Transfer of such Equity Interests to a Permitted Transferee.

                  (3) FINANCING. The construction and/or operation of the Hotel may not be financed by a pubic offering of any right, title or interest in the Hotel, the property upon which it is built or the receipts from its operation without the prior review and approval of the applicable documentation by Licensor. Licensee shall submit a non-refundable $25,000 fee with said documentation.

                  (4)      CHANGE OF OWNERSHIP.

                           (a) This License is not transferrable. If Licensee (i) receives an offer to purchase or lease the Hotel or any portion thereof,
                                    (ii) desires to sell or lease the Hotel or any portion thereof, (iii) wishes to convey the Hotel, Hotel site, or any Equity Interest in the Hotel, Licensee shall give prompt written notice thereof to Licensor, stating the identity of the prospective transferee, purchaser or lessee and the terms and conditions of the conveyance, including a copy of any proposed agreement and all other information with respect thereto, which Licensor may reasonably require.

                           (b) Under the provisions of this Agreement, (i) any Transfer of Equity Interests (other than a permitted Transfer) or (ii) Transfer of all or a substantial part of the Hotel or Hotel site (if the Hotel or Hotel site is owned directly or indirectly by Licensee), to a new owner who desires to operate the Hotel as an Embassy Suites hotel, shall constitute a change of ownership requiring submittal of an application for a new license.

                           (c) Licensor shall process such change of ownership application in good faith and in accordance with Licensor's then current procedures, criteria and requirements regarding fees, upgrading of the Hotel, credit, operational abilities and capabilities, prior business dealings, market feasibility and other factors deemed relevant by Licensor. If such change of ownership application is approved, Licensor and the new owner shall, upon surrender of this Agreement, enter into a new license agreement. The new license agreement shall be on Licensor's then current form and contain Licensor's then current terms (except for duration), and if applicable, the new license agreement will contain specified upgrading and other requirements.

                           (d) If a change of ownership application for the proposed new owner is not approved by Licensor and the conveyance of the Hotel or Equity Interests to the proposed new owner occurs, then this Agreement shall terminate pursuant to Paragraph 13.d hereof and Licensor shall be entitled to all of its remedies.

12.      CONDEMNATION AND CASUALTY.

         a. CONDEMNATION. Licensee shall, at the earliest possible time, give Licensor notice of any proposed taking by eminent domain. If Licensor agrees that the Hotel or a substantial part thereof is to be taken, Licensor may, in its sole discretion and within a reasonable time of the taking (within four months) transfer this Agreement to a nearby location selected by Licensee. If Licensor approves the new location and authorizes the transfer and if within one year of the closing of the Hotel Licensee opens a new hotel at the new location in accordance with Licensor's specifications, then the new hotel will be deemed to be the Hotel licensed under this Agreement. If a condemnation takes place and a new hotel does not, for whatever reason, become the Hotel under this Agreement in strict accordance with this Paragraph (or if it is reasonably evident to Licensor that such will be the case), this Agreement will terminate immediately upon notice thereof by Licensor to Licensee, without the payment of liquidated damages as calculated in Paragraph 13.f.

         b. CASUALTY. If the Hotel is damaged by fire or other casualty, Licensee will expeditiously repair the damage. If the damage or repair requires closing the Hotel, Licensee will immediately notify Licensor, will repair or rebuild the Hotel according to Licensor's standards, will commence reconstruction within four months after closing, and will reopen the Hotel for continuous business operations as soon as practicable (but in any event within one year after the closing of the Hotel), giving Licensor ample advance notice of the date of reopening. If the Hotel is not reopened according to this Paragraph, this Agreement will terminate immediately, upon notice thereof by Licensor to Licensee, with the payment of liquidated damages as calculated in Paragraph 13.f.

         c. NO EXTENSIONS OF TERM. Nothing in this Paragraph 12 will extend the License Term but Licensee shall not be required to make any payments pursuant to Paragraph 7 for periods during which the Hotel is closed by reason of condemnation or casualty.

13.      TERMINATION.

         a. EXPIRATION OF TERM. Unless terminated earlier, this Agreement will expire without notice on _________________ 20__.

         b. PERMITTED TERMINATION PRIOR TO EXPIRATION OF TERM. Licensee may terminate this Agreement on the tenth or fifteenth anniversary date of this Agreement by giving at least 12 but not more than 15 months advance notice to Licensor accompanied by the payment as provided in Paragraph 13.f. herein.

         c. TERMINATION OR SUSPENSION BY LICENSOR ON ADVANCE NOTICE. This Agreement may be terminated if Licensee fails to satisfy any obligations under this Agreement or any attachment hereto. Except as provided in Paragraph 13.d, this Agreement shall terminate following an Event of Default after the Licensor furnishes adequate notice of termination.

                  (1) An "Event of Default" shall occur if the Licensee fails to satisfy or comply with any of the requirements and conditions or terms as set forth in Attachment A or this Agreement, or breaches any of the following provisions of this Agreement: (i) any transfer, (ii) any representation or warranty, (iii) any fee obligation, (iv) any certification of financial statements or (v) any other provision of this Agreement.

                  (2) Notice of termination shall be adequate, if (i) mailed the number of days in advance of the termination date as Licensor shall determine in its sole discretion, or (ii) mailed the number of days in advance of the termination date as required by applicable state law. If no notice is required by applicable state law, Licensor may, in its sole discretion, terminate this Agreement immediately. Notwithstanding the foregoing, Licensor's failure to terminate this Agreement immediately shall not waive any of Licensor's termination rights under this Agreement.

                  (3) Licensor's notice of termination shall not relieve Licensee of its obligations under this Agreement or Attachment A.

                  (4) As a result of Licensee's efforts to comply with the terms and conditions contained on Attachment A and elsewhere in this Agreement, Licensee will incur substantial expense and expend substantial time and effort. Licensee acknowledges and agrees that Licensor shall have no liability or obligation to Licensee for any losses, obligations, liabilities or expenses incurred by Licensee if (i) Licensee commits an Event of Default as described on 13.c(1); (ii) the Hotel is not authorized by Licensor to Open as defined in Attachment A or (iii) this Agreement is terminated because Licensee has not complied with the terms and conditions of this Agreement.

                  (5) Notwithstanding the foregoing, following an Event of Default, Licensor may at any time, in its sole discretion, suspend its obligations under this Agreement (including reservation services).

         d. IMMEDIATE TERMINATION BY LICENSOR. Notwithstanding the foregoing Paragraph, this Agreement may be immediately terminated (or terminated at the earliest time permitted by applicable law) if one or more of the following material breaches to this Agreement or any Attachment occur:

                  (1) Any Event of Default where a prior Event of Default had also occurred during the preceding 12 months, but the License was not terminated because Licensee cured the prior Event of Default;

                  (2) Any Event of Default where the Licensor in its reasonable judgment believes that even if the Licensee were to cure such Event of Default the relationship between the parties has been irreparably damaged and cannot be satisfactorily restored;

                  (3) Licensee or any guarantor of Licensee's obligations hereunder shall:

                           (a) generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or

                           (b) commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

                           (c) take any corporate or other action to authorize any of the actions set forth above in Paragraphs (a) or (b); or

                  (4) Any case, proceeding or other action against Licensee or any such guarantor shall be commenced seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of an order for relief against it which is not fully stayed within seven business days after the entry thereof or (ii) remains undismissed for a period of 45 days; or

                  (5) an attachment remains on all or a substantial part of the Hotel or of Licensee's or any such guarantors assets for 30 days; or

                  (6) Licensee or any such guarantor fails within 60 days of the entry of a final judgment against Licensee in any amount exceeding $50,000 to discharge, vacate or reverse the judgment, or to stay execution of it, or if appointed, to discharge the judgment within 30 days after a final adverse decision in the appeal; or

                  (7) Licensee loses possession or the right to possession of all or a significant part of the Hotel or Hotel site; or

                  (8) Licensee fails to continue to identify the Hotel to the public as an Embassy Suites hotel; or

                  (9) Licensee contests in any court or proceeding Licensor's ownership of the System or any part of the System, or the validity of any service marks or trademarks associated with Licensor's business; or

                  (10) Any action is taken toward dissolving or liquidating Licensee or any such guarantor, if it is a corporation or partnership, except for death of a partner; or

                  (11) Licensee or any of its principals is, or is discovered to have been convicted of a felony (or any other offense if it is likely to adversely reflect upon or affect the Hotel, the System, the Licensor and/or its Entities in any way; or

                  (12) Licensee maintains false books and records of accounts or submits false reports or Information to Licensor.

         e. DE-IDENTIFICATION OF HOTEL UPON TERMINATION. Upon termination or expiration of the term, Licensee will take whatever action is necessary to assure that no use is made of any part of the System at or in connection with the Hotel or otherwise. Licensee shall return to Licensor the Manual and all other proprietary materials, remove all distinctive System features of the Hotel, including the primary freestanding sign down to the structural steel, and take all other actions ("De-identification Actions") required to preclude any possibility of confusion on the part of the public that the Hotel is still using all or any part of the System or is otherwise holding itself out to the public as an Embassy Suites hotel. If within 30 days after termination of this Agreement Licensee fails to comply with this Paragraph, Licensor or its agents at Licensee's expense, may enter the premises of the Hotel to perform the De-identification Actions. The preceding sentence shall not in any way limit Licensor's other rights or remedies under this Agreement.

         f. LIQUIDATED DAMAGES. The parties recognize the difficulty of ascertaining damages to Licensor resulting from premature termination of this Agreement, and have provided for liquidated damages, which liquidated damages represent the parties' best estimate as to the damages arising from the circumstances in which they are provided and which are only damages for the premature termination of this Agreement, and not as a penalty or as damages for breaching this Agreement or in lieu of any other payment. If this Agreement is terminated pursuant to Paragraphs 6.b., 12.b., 13.c., or 13.d., Licensee will pay Licensor, within 10 days of termination, an amount equal to the amount payable under Paragraph 7 for the three years prior to termination. If the Hotel has been Open for less than three years, Licensee will pay Licensor, within 10 days of termination, an amount equal to the greater of (i) 36 times the monthly average payable under Paragraph 7, or (ii) 36 times the amount payable under Paragraph 7 for the last full month prior to termination. Provided, however, if the Hotel has been authorized to open, but has not been in operation for one full month, Licensee will pay Licensor, within 10 days, an amount equal to $5,000 per Guest Suite in the Hotel. Further, provided, if the Agreement is terminated pursuant to Paragraph 13.b., the Licensee will pay the Licensor, within 10 days of notice required, an amount equal to the amount payable under Paragraph 7 for the two years prior to notice of termination.

14.      RENEWAL.

         This Agreement is non-renewable.

15.      RELATIONSHIP OF PARTIES.

         a. NO AGENCY RELATIONSHIP. Licensee is an independent contractor. Neither party is the legal representative or agent of, or has the power to obligate (or has the right to direct or supervise the daily affairs of) the other for any purpose whatsoever. Licensor and Licensee expressly acknowledge that the relationship intended by them is a business relationship based entirely on, and defined by, the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement.

         b. LICENSEE'S NOTICES TO PUBLIC CONCERNING INDEPENDENT STATUS. Licensee will take all necessary steps including those reasonably requested by Licensor to minimize the chance of a claim being made against Licensor for anything that occurs at the Hotel, or for acts, omissions or obligations of Licensee or anyone associated or affiliated with Licensee or the Hotel. Such steps may, for example, include giving notice in Guest Suites, public rooms and advertisements, on business forms and stationery, etc., making clear to the public that Licensor is not the owner or operator of the Hotel and is not accountable for what happens at the Hotel. Unless required by law, Licensee will not use the words "Embassy", "Embassy Suites" or any other names or mark associated with the System to incur any obligation or indebtedness on behalf of Licensor. Licensee shall not enter into or execute any contracts in the name "Embassy Suites hotel", and all contracts for the Hotel's operations and services at the Hotel shall be in the name of Licensee or Licensee's management company. Likewise, the words "Embassy", "Embassy Suites", or any similar words will not be used to name or identify developments adjacent to or associated with the Hotel, nor will Licensee use such names in its general business in any manner separated from the business of the Hotel.

16.      MISCELLANEOUS.

         a. SEVERABILITY AND INTERPRETATION. The remedies provided in this Agreement are not exclusive. If any provision of this Agreement is held to be unenforceable, void or voidable as being contrary to the law or public policy of the jurisdiction entitled to exercise authority hereunder, all remaining provisions shall nevertheless continue in full force and effect unless deletion of such provision(s) impairs the consideration for this Agreement in a manner which frustrates the purpose of the parties or makes performance commercially impracticable. The provisions of this Agreement shall be interpreted based on the reasonable intention of the parties in the context of this transaction without interpreting any provision in favor of or against any party whether or not such party was the drafting party or by such party's position relative to the other party. Any covenant, term or provision of this Agreement which, in order to effect the intent of the parties, must survive the termination of this Agreement, shall survive any such termination.

         b. BINDING EFFECT. This Agreement shall become valid when signed by the parties hereto. It shall be deemed made and entered into in the State of Tennessee and shall be governed and construed under and in accordance with the laws of the State of Tennessee. In entering into this Agreement, Licensee acknowledges that it has sought, voluntarily accepted and become associated with Licensor who is headquartered in Memphis, Tennessee, and that this Agreement contemplates and will result in business relationships with Licensor's headquarter's personnel. The choice of law designation permits, but does not require that all suits concerning this Agreement be filed in the State of Tennessee.

         c. EXCLUSIVE BENEFIT. This Agreement is exclusively for the benefit of the parties hereto, and it may not give rise to liability to a third party, except as otherwise specifically set forth herein. No agreement between Licensor and anyone else is for the benefit of Licensee.

         d. ENTIRE AGREEMENT. Licensor and the Licensee each acknowledge and warrant to each other that they wish to have all terms of this business relationship defined in this written agreement, Neither Licensor nor Licensee wishes to enter into a business relationship with the other in which any terms or obligations are the subject of alleged oral statements or in which oral statements serve as the basis for creating rights or obligations different than or supplementary to the rights and obligations set forth in this Agreement. Accordingly, Licensor and Licensee agree that this Agreement and any Attachments hereto and the documents referred to herein, shall be construed together and shall supersede and cancel any prior and/or contemporaneous discussions or writings (whether described as representations, inducements, promises, agreements or any other term) between Licensor or anyone acting on its behalf and Licensee or anyone acting on his, her or its behalf, which might be taken to constitute agreements, representations, inducements, promises or understandings (or any equivalent to such terms) with respect to this Agreement or the relationship between the parties and Licensor and Licensee each agree that they have placed, and will place, no reliance on any such discussions or writings. This Agreement (including any Attachments and the documents referred to herein), is the entire agreement between the parties and contains all of the terms, conditions, rights and obligations of the parties with respect to the Hotel or any other aspect of the relationship between the parties. No future license or offer of a license for additional locations or any other business activity have been promised to Licensee and no such license or offer shall come into existence, except by means of a separate writing, executed by Licensor's officer or such other entity granting the license and specifically identified as a License Agreement. No change, modification, amendment or waiver of any of the provisions of this Agreement will be effective and binding upon Licensor unless it is in writing, specifically identified as an amendment to this Agreement and signed by Licensor's officer.

         e. LICENSOR'S WITHHOLDING CONSENT. Licensor may withhold its consent, wherever required under this Agreement, if any default or breach by Licensee exists under this Agreement. Approvals and consents by Licensor will not be effective unless evidenced by a writing duly executed on behalf of Licensor.

         f. NOTICES. Notices will be effective hereunder when and only when they are written and delivered personally, sent via facsimile or mailed by first class mail, next day express delivery service or by certified mail to the appropriate party at its address first stated above or to such person and at such address as may be designated by notice hereunder.

         g. GENERAL RELEASE. Licensee and its respective heirs, administrators, executors, agents, representatives and their respective successors and assigns, hereby release, remise, acquit and forever discharge Licensor and its Entities and their officers, directors, employees, agents, representatives and their respective successors and assigns from any and all actions, claims, causes of action, suits, rights, debts, liabilities, accounts, agreements, covenants, contracts, promises, warrants, judgments, executions, demands, damages, costs and expenses, whether known or unknown at this time, of any kind or nature, absolute or contingent, if any, at law or in equity, on account of any matter, cause or thing whatsoever which has happened, developed or occurred at any time from the beginning of time to and including the date of Licensee's execution and delivery to Licensor of this Agreement and that they will not institute any suit or action at law or otherwise against Licensor directly or indirectly relating to any claim released hereby by Licensee. This release and covenant not to sue shall survive the termination of this Agreement. Licensee shall take whatever steps are necessary or appropriate to carry out the terms of this release upon Licensor's request.

         h. DESCRIPTIVE HEADINGS. The descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision in this Agreement.

         i. WARRANTIES. Licensee warrants, represents and agrees that all statements made by Licensee in the Application submitted to Licensor in anticipation of this Agreement and all other documents and information submitted by Licensee are true, correct and complete as of the date hereof and will continue to be updated so that they are true, correct and complete. This warranty and representation shall survive the termination of this Agreement.

         j.       TIME. Time is of the essence in this Agreement.

         k.       INCLUDING. Including shall mean including, without limitation.

         l. COUNTERPARTS. This Agreement may be executed in counterparts, and each copy so executed and delivered shall be deemed an original.

         m. AMENDMENTS. If an amendment to this Agreement is required prior to its execution, said amendment shall be made a part of this Agreement as an Attachment. If an amendment to this Agreement is necessary after its execution, said amendment shall be made a part of this Agreement in the form of a separate document.

         n. PERFORMANCE REQUIREMENTS/RESPONSIBILITIES. Attachment A is hereby incorporated by reference and made a part of this Agreement to set forth certain of Licensee's performance conditions and requirements.

17. EXPIRATION OF AGREEMENT. This Agreement constitutes an offer which must be accepted by the Applicant named on the signature page hereof by dating, executing and returning to Licensor two copies hereof (and all attachments hereto, including, if required, the Guaranty) on or before the date specified on the Rider.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.


LICENSEE:                               LICENSOR:


----------------------------------      ----------------------------------

By:                                     By:
   -------------------------------         -------------------------------

Name:                                   Name:
     -----------------------------           -----------------------------

Title:                                  Title:
      ----------------------------            ----------------------------

Witness:                                Witness:
       ---------------------------             ---------------------------

Date:                                   Date:
     -----------------------------           -----------------------------

                                    GUARANTY


Location:


As an inducement to _____________ Inc. ("Licensor") to execute the above License Agreement, the undersigned, jointly and severally, hereby unconditionally warrant to Licensor and its successors and assigns that all of Licensee's representations in the License Agreement and the application submitted by Licensee to obtain the License Agreement are true and guarantee that all of Licensee's obligations under the above License Agreement, including any amendments thereto whenever made (the "Agreement"), will be punctually paid and performed.

Upon default by Licensee or notice from Licensor, the undersigned will immediately make each payment and perform each obligation required of Licensee under the Agreement. Without affecting the obligations of the undersigned under this Guaranty, Licensor may without notice to the undersigned extend, modify or release any indebtedness or obligation of Licensee, or settle, adjust or compromise any claims against Licensee. The undersigned waive notice of amendment of the Agreement and notice of demand for payment or performance by Licensee.

Upon the death of an individual guarantor, the estate of such guarantor will be bound by this Guaranty but only for defaults and obligations hereunder existing at the time of death, and the obligations of the other guarantors will continue in full force and effect.

The Guaranty constitutes a guaranty of payment and performance and not of collection, and each of the guarantors specifically waives any obligation of Licensor to proceed against Licensee on any money or property held by Licensee or by any other person or entity as collateral security, by way of set off or otherwise. The undersigned further agree that this Guaranty shall continue to be effective or be reinstated as the case may be, if at any time payment or any of the guaranteed obligations is rescinded or must otherwise be restored or returned by Licensor upon the insolvency, bankruptcy or reorganization of Licensee or any of the undersigned, all as though such payment has not been made.

This Guaranty shall be governed and construed under and in accordance with the laws of the State of Tennessee.

IN WITNESS WHEREOF, each of the undersigned has signed this Guaranty as of the date of the above Agreement. Witnesses.


Witnesses:                              Guarantors:

                                        FelCor Suites Limited Partnership

                                        By:     FelCor Suite Hotels, Inc.


----------------------------------                 -----------------------------


                                                   -----------------------------

                                        By:     FelCor Suite Hotels, Inc.


----------------------------------                 -----------------------------


                                                   -----------------------------

                       ATTACHMENT A-PERFORMANCE CONDITIONS

                               CHANGE OF OWNERSHIP


A. CONSULTATION. Licensee or its representative(s) shall meet with Licensor at a location selected by Licensor, within 45 days following the date of Licensee's receipt of a request from Licensor for consultation and coordination with the project manager assigned to Licensee by Licensor.

B. WORK AND PURCHASE REQUIREMENT. Attachment C, the Product Improvement Plan (the "PIP"), is incorporated by reference, attached to and made a part of this Agreement. Licensee shall perform the renovation and/or construction work and purchase the items described on the PIP (the "Work") on or before the completion date specified on the Rider. Whether or not indicated on the PIP, the Work shall include Licensee's purchasing and/or leasing and installing all fixtures, equipment, furnishings, furniture, signs, computer terminals and related equipment, supplies and other items which would be required of a new Embassy Suites licensee under the Manual and such other equipment, furnishings and supplies as may be required by Licensor in order to operate the Hotel. Licensee shall be solely responsible for obtaining all necessary licenses, permits and zoning variances required for the Hotel.

C. APPROVAL OF ARCHITECT/ENGINEER AND CONTRACTOR. Licensor shall have the right to approve the architect/engineer, general contractor and major subcontractors for the Work. The Work shall not commence until such approval has been granted, which approvals may be conditioned on bonding of the contractors. Prior to commencement of the Work, if requested by Licensor, Licensee shall submit to Licensor, resumes and financial statements of the architect/engineer, general contractor and any major sub-contractors for the Work and such additional information concerning their experience and financial responsibility as Licensor may request.

D. APPROVAL OF PLANS. On or before the Plans submission date specified on the Rider, Licensee shall submit to Licensor, Licensee's plans and specifications and drawings for the Work, including the proposed furnishings, fixtures, equipment and signs (collectively, "Plans") for approval. Once Licensor has approved the Plans, no change shall be made to the Plans without the advance consent of Licensor. In approving the Plans, Licensor does not in any manner warrant the depth of its analysis or assume any responsibility for the efficacy of the Plans or the resulting construction. Licensee shall cause the Hotel renovation and/or construction to be in accordance with this Agreement, the approved Plans, the Manual and the PIP.

E. COMMENCEMENT; COMPLETION. Licensee shall commence the Work on or before the date specified on the Rider and shall continue the Work uninterrupted (except for interruption by reason of events constituting force majeure) until it is completed. Notwithstanding the occurrence of any events constituting force majeure, or any other cause, the Work shall be completed and the Hotel shall be furnished, equipped, and shall otherwise be in compliance with this Agreement not later than the date specified on the Rider. Licensor shall have the sole right to determine whether the Work has been completed in accordance with this Agreement, the approved Plans, the Manual and the PIP.

F. INSPECTION. During the course of the Work, Licensee shall, and Licensee shall cause the architect, engineer, contractors, and subcontractors to cooperate fully with Licensor for the purpose of permitting Licensor to inspect the Hotel in order to determine whether the Work is being done in accordance with this Agreement and shall provide Licensor with samples of construction materials, etc. as Licensor may request.

G. REPORTS. Licensee shall submit to Licensor each month after the date hereof (or more frequently if Licensor shall so request) a report showing progress made toward fulfilling the terms of this Agreement.

H. ACQUISITION OF EQUIPMENT, FURNISHINGS, AND SUPPLIES/STAFFING. Licensee shall order, purchase and/or lease and install all fixtures, equipment, furnishings, furniture, signs, computer terminals and related equipment, supplies and other Items required by Licensor, this Agreement, the approved Plans, the Manual and the PIP.

         In accordance with the Manual and such other instructions as are furnished to Licensee by Licensor, Licensee shall cause to be hired a staff to operate the Hotel, and all such personnel shall be trained as required by the Manual. All costs and expenses incurred directly or indirectly in hiring and training such staff shall be paid by Licensee, except as expressly provided otherwise in the Manual.

I. COST OF CONSTRUCTION AND EQUIPPING. Licensee shall bear the entire cost of the Work, Including the cost of the plans, professional fees, licenses and permits, equipment, furniture, furnishIngs and supplies.

J. LIMITATION OF LIABILITY. Notwithstanding the right of Licensor to approve the Plans, the architect, engineer and certain contractors, and to inspect the Work and the Hotel, Licensor shall have no liability or obligation with respect to the Work, or the design and construction of the Hotel, as the rights of Licensor are being exercised solely for the purpose of assuring compliance with the terms and conditions of this Agreement. Licensor does not undertake to approve the Hotel as complying with governmental requirements or as being safe for guests or other third parties. Licensee should not rely upon Licensor's approval for any purpose whatsoever except compliance with Licensor's then prevailing standards and requirements of the Manual.

K. CONDITIONAL AUTHORIZATION. Licensor may conditionally authorize Licensee to continue to operate the Hotel as an Embassy Suites hotel even though Licensee has not fully complied with the terms of this Agreement. Under certain circumstances, Licensor may suspend services to the Hotel (including reservation services) while the Work is being performed by Licensee.

L. PERFORMANCE OF AGREEMENT. Licensee agrees to satisfy all of the terms and conditions of this Agreement, and to equip, supply and staff the Hotel in accordance with this Agreement and to cooperate with Licensor in connection therewith. As a result of Licensee's efforts to comply with the terms and conditions of this Agreement, Licensee will incur substantial expense and expend substantial time and effort. Licensee acknowledges and agrees that Licensor shall have no liability or obligation to Licensee for any losses, obligations, liabilities or expenses incurred by Licensee if this Agreement is terminated because Licensee has not complied with the terms and conditions of this Agreement.

                                  ATTACHMENT B
                           RIDER TO LICENSE AGREEMENT

Name and Address of Licensee:                           ________________________________________
                                                        c/o FelCor Suite Hotels, Inc.
                                                        545 E. John Carpenter Freeway, Suite 1300
                                                        Irving, Texas 75062-3933

Location of Hotel:                                      2727 Stemmons Freeway
                                                        Dallas, Texas 75207


Number of Approved Guest Suites:


Term of License to Expire:                              20 years from closing on the purchase of the Hotel


Plans submission date
         Preliminary Plans:
         Upgrading Plans and Specifications:            Within 30 days of closing on the purchase of the Hotel


Construction or Work commencement date:                 Upon closing on the purchase of the Hotel


Construction or Work Completion date:                   Within the time frames established in the Product Improvement
                                                        Plan


Additional Requirements:                                Within 30 days of closing, Licensee shall provide Licensor with a copy of the lease agreement between FelCor Suites Limited
                                                        Partnership and DJONT Leasing, L.L.C.

Agreement expiration date:
(Paragraph 17}


Ownership of Licensee:

                                   EXHIBIT "B"

                               DEAL SPECIFIC TERMS


Term:

Initial Minimum Balance for the Bank Account(s) for the Hotel:

Initial Lessee's Representative:

Disbursement Schedule:

Notices:    Lessee:                               Manager:
            545 East John Carpenter Freeway       ____________________________
            Suite 1300
            Irving, Texas 75062-3933
            Fax: (214) 444-4949
            Attn:


            with a copy to:
                                                  ______________________________


PERFORMANCE TEST; TERMINATION RIGHTS:

         A. Lessee shall have the right to terminate this Agreement if, beginning in the first full calendar year of Hotel operations, Manager fails to achieve, in any two consecutive calendar years, a Gross Operating Profit which is at least eighty percent (80%) of the amount set forth in the respective annual Operating Budget for Gross Operating Profit ("Budgeted GOP") provided, however, that if within sixty (60) days of receipt of a notice from Lessee that Lessee intends to terminate this Agreement, Manager pays in cash to Lessee the difference between the achieved Gross Operating Profit and ninety percent (90%) of the Budgeted GOP (hereinafter referred to as a "Fund Up Cure") for the second of the two consecutive calendar years in which shortfalls occurred, then Lessee shall not be entitled to terminate this Agreement. Notwithstanding such Fund Up Cure of the second calendar year, if there is a failure to reach eighty percent (80%) of Budgeted GOP in a third consecutive calendar year, no Fund Up Cure shall be available. If Lessee is entitled to and elects to terminate this Agreement, Lessee shall give written notice to Manager within ninety (90) days following delivery to Lessee of the annual financial statements for the calendar year. If such notice is not provided by Lessee to Manager within such ninety-day
(90) period, Lessee shall be deemed to have waived its right hereunder to terminate this Agreement with respect to the calendar year as to which the failure occurred. In the event Lessee has the right to terminate with respect to a calendar year but waives such right, Lessee's right to terminate shall carry forward and shall be applicable to the next succeeding calendar year if Manager fails to achieve eighty percent (80%) of Budgeted GOP for the next succeeding year. For purposes of this paragraph, the term "Gross Operating Profit" shall mean the amount, if any, by which Adjusted Gross Revenues for any calendar year exceed Operating Costs for such calendar year.

         B. In the event there is a Change in Control of Manager which satisfies the requirements of Section 9.06(c) of this Agreement, (i) the required level of performance contemplated in paragraph A above shall be increased from eighty percent (80%) to ninety percent (90%), and (ii) the Fund Up Cure shall be an amount equal to the difference between the achieved Gross Operating Profit and one hundred percent (100%) of Budgeted GOP.

         C. The provisions of paragraphs A and B above shall not apply in any calendar year in which the operation of the Hotel, or the use of the Hotel's facilities, are significantly disrupted by casualty loss, strike, eminent domain, or other events of Force Majeure that are beyond the reasonable control of Manager, or major repairs to or refurbishment of the Hotel. In the event Lessee exercises the right of termination contemplated in paragraph A or B above, Lessee shall have no obligation to pay any termination fee or other damages to Manager as a consequence of such termination except that Lessee shall be liable to Manager and shall pay immediately upon such termination all fees earned and other amounts and expenses payable or reimbursable to Manager pursuant to this Agreement.

                                   EXHIBIT "C"



                                 MANAGEMENT FEES


         1. Defined Terms. Certain capitalized terms in this Exhibit "C" are defined in Paragraph 6 below; other capitalized terms have the meaning given such terms herein or in the Agreement.

         2. Basic Management Fee. Commencing with the Commencement Date, and continuing during the Term of this Agreement, Lessee shall pay to Manager a basic management fee (the "Basic Management Fee"). The Basic Management Fee shall be payable monthly in an amount equal to two percent (2%) (such percentage is referred to herein as the "Applicable Percentage") of Adjusted Gross Revenues.

         3. Incentive Management Fee. Commencing with the Commencement Date, and in addition to the Basic Management Fee, Manager shall be paid an incentive management fee (the "Incentive Management Fee") in an amount equal to fifty percent (50%) of Income Before Lessees Overhead Expenses, up to a maximum of two percent (2%) of Adjusted Gross Revenues. The Incentive Management Fee shall be payable monthly at the same time the Basic Management Fee is due and payable.

         Notwithstanding anything to the contrary contained herein or in that certain Management Agreement _____________________________________ of even date by and between Manager and Lessee related to the ______________________________ ___________________________________________________________________________, the
sum of (i) the Incentive Management Fee payable pursuant to this Agreement plus
(ii) the Incentive Management Fee as defined in, and payable pursuant to, the Syracuse Management Agreement, shall not exceed either:

         (A) Fifty percent (50%) of the sum of (i) the Income Before Lessees Overhead Expenses plus (ii) the Income Before Lessees Overhead Expenses as defined in the ________________________ Agreement, or

         (B) Two percent (2%) of the sum of (i) the Adjusted Gross Revenues plus (ii) the Adjusted Gross Revenues as defined in the Syracuse Management Agreement.

         4. Books and Records. Manager shall maintain in the books and records of the Hotel all Management Fees that have been paid and shall set forth therein the accrual of all Management Fees that have been earned but are not yet due and payable.

         5. Proration. With respect to any calculation in this "Exhibit C" that is based on a Term Year, such calculation shall be prorated for any partial Term Year based on the actual number of days elapsed in such partial Term Year that is applicable to the calculation.

         6. Definitions:

         The term "Adjusted Gross Revenues" shall mean Gross Revenues less the following revenues actually received by the Hotel and included in Gross
Revenues: (i) any gratuities or service charges added to a customer's bill; (ii) any credits or refunds made to customers, guests or patrons; (iii) any sums and credits received by Lessee for lost or damaged merchandise; (iv) any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges; (v) any proceeds from the sale or other disposition of the Hotel, furnishings and equipment or other capital assets; (vi) any fire and extended coverage insurance proceeds; (vii) any condemnation awards; (viii) any proceeds of financing or refinancing of the Hotel; and (ix) any interest on the Bank Account(s) and the Operating Deficit Account.

         The term "Excluded Lease Charges" shall mean all of the following: (i) late charges, penalties, fines, interests and cost associated with or attributable to non-payment or late payment of any obligation of Lessee or the Partnership; (ii) damages and liabilities (including legal fees and other legal costs) arising out of any default by Lessee or the Partnership under the Percentage Lease, the Management Agreement, the License Agreement any of the Financing Documents or any obligation owed to a third party; (iii) payments or liabilities arising under any indemnification obligation contained in the Percentage Lease; (iv) any cost or expense included in the calculation of Operating Costs; (v) payments made or costs incurred in connection with the exercise of any purchase option contained in the Percentage Lease; and (vi) appraisal costs contained in Article XXXIII of the Percentage Lease.

         The term "Gross Revenues" shall be defined as all revenues and income of any nature derived directly or indirectly from the Hotel or from the use or operation thereof, whether on or off the site, including total room sales, food and beverage sales, if any, laundry, telephone, telegraph and telex revenues, other income, rental or other payments from lessees, sublessees, licensees and concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires) and the proceeds of business interruption, use, occupancy or similar insurance.

         The term "Income Before Lessee's Overhead Expenses" shall mean Adjusted Gross Revenues less the sum of (i) Operating Costs, (ii) lease payments under Qualifying Capital Leases, and (iii) Percentage Lease Payments; provided, however, in calculating Income Before Lessee's Overhead Expenses in deduction shall be made for (a) deposits into the Operating Deficit Account, (b) debt service on any borrowings of Lessee or the Partnership, (c) deposits into the Reserve Account, (d) Partnership Costs (as defined in Section 3.01(a) above) or
(e) administrative and general overhead expenses of Lessee.

         The term "New Hotel" shall mean any Other Hotel and any other hotels with respect to which Lessee acquires a fee simple or leasehold interest after the Effective Date.

         The term "Operating Costs" shall mean the entire cost and expense of maintaining, operating and supervising the operation of the Hotel. Operating Costs shall be the sum of such costs and expenses which are normally charged as a cost of operation under standard accounting practices of Manager, including but not limited to: (i) the Management Fee; (ii) all amounts payable to Manager under the License Agreement; (iii) all reimbursable expenses due Manager; (iv) the cost of operating equipment and operating supplies, wages, salaries and employee fringe benefits, advertising and promotional expenses, the cost of personnel training programs, utility and energy costs, operating licenses and permits, grounds and landscaping maintenance costs and equipment rentals approved by Manager as an Operating Cost; (v) all expenditures made for maintenance and repairs to keep the Hotel in good condition and repair, specifically excluding capitalized expenditures for capital replacements; and
(vi) premiums and charges
on the insurance coverages specified on Exhibit "D" incurred after the Commencement Date. Operating Costs do not include Ownership Costs.

         The term "Ownership Costs" shall mean (i) depreciation of the Hotel, furnishings, fixtures and equipment; (ii) rental pursuant to a ground lease, if any, or any other lease payments; (iii) debt service (interest and principal) on any mortgage(s) encumbering the Lessee's leasehold estate or the Partnership's fee estate in the Hotel; (iv) property taxes and assessments; (v) amortization of pre-opening expenses; (vi) expenditures for capital replacements (to the extent actually capitalized rather than expensed); (vii) audit, legal and other professional or special fees; (viii) premiums for casualty insurance coverages specified in Exhibit "D" (ix) equipment rentals for capitalized leases; (x) administrative and general expenses and disbursements of Owners, including compensation of employees of Owners; (xi) Federal, State and local Franchise and Income Taxes; (xii) amortization of bond discounts and mortgage expenses; (xiii) such other costs or expenses which are normally treated as "Ownership Costs" under the standard accounting practices of Manager (which are in accordance with generally accepted accounting principles and are substantially similar to the Hotel and Motel Standard System of Accounts); (xiv) deposits into the Operating Deficit Account; and (xv) deposits into the Reserve Fund.

         The term "Percentage Lease Payments" shall mean payments of Base Rent, Percentage Rent and other regularly scheduled payments or charges required to be paid by Lessee under the Percentage Lease to the extent such payments relate to the ownership and operation of the Hotel, excluding, however, Excluded Lease Charges.

         The term "Qualifying Capital Leases" shall mean leases of equipment and other personal property that are capital in nature and are typically leased rather than purchased by Manager in Embassy Suites hotels owned by Manager.

         The term "Term Year" shall mean (i) with respect to the first Term Year, the period ending on the last day of the twelfth full calendar month after the Commencement Date, and (ii) with respect to each other Term Year, a twelve-month period ending on the applicable anniversary date of the first Term Year.

                                   EXHIBIT "D"

                                    INSURANCE


         In accordance with Section 3.01(o), Manager, on behalf of Lessee and at Lessee's expense, shall procure the insurance coverages hereinafter set forth and ensure that they are in full force and effect on the Commencement Date and that they remain in full force and effect throughout the Term of this Agreement. All cost(s) and expense(s) incurred by Manager in procuring the following insurance coverages shall be Operating Costs and shall be paid from the Bank Account(s):

Coverages:                                      Amounts Of Insurance:

        Workers' Compensation                         Statutory

        Employer's Liability                       $1,000,000

        Fidelity (Employee Dishonesty)                As required

        Money and Securities                       As required

        Builders Risk                           Completed value of the Hotel

                  All risk for term of the initial and any subsequent Hotel construction and renovation

        Real and Personal Property              100% replacement value of
                                                        building and contents


                  Blanket Coverage
                  Replacement Cost - All risk (including fire and earthquake) Boiler Machinery - written on a comprehensive form


        Business Interruption                   Calculated yearly based on
                                                        estimated Hotel revenues

                  Blanket Coverage for the perils insured against under Real and Personal Property in this Exhibit "D." This coverage shall specifically cover Manager's loss of Management Fees. The business interruption insurance shall be for a twelve (12) month indemnity period.

         Owner's Protective Liability           $5,000,000

                  All risks from construction and renovation occurring prior to the Commencement Date and all risks from Hotel construction and renovation projects costing more than $250,000 occurring after the Commencement Date

         Comprehensive General Liability            $10,000,000 per location

                  Including -

                  Premises - Operations
                  Products/Completed Operations
                  Contractual
                  Personal Injury
                  Liquor Liability/Dram Shop (if applicable)
                  Elevators and Escalators

         Automobile Liability                       $10,000,000

                  Owned Vehicles
                  Non-Owned Vehicles
                  Uninsured Motorist where required by statute

         Automobile Physical Damage (Optional)

                  Comprehensive                     (To value if insured)
                  Collision

         All insurance coverages provided for under this Exhibit "D" shall be effected by policies issued by insurance companies (i) that are authorized to do business in the state in which the Hotel is located; and (ii) that are of good reputation and of sound and adequate financial responsibility, having a Best Rating of B + VI, or better, or a comparable rating if Best ceases to publish its ratings or materially changes its rating standards or procedures.

         Lessee hereby authorizes Manager to utilize the services of and/or place the insurance set forth in this Exhibit "D" with (i) any subsidiary or affiliated company of Promus or its successor corporation in the insurance business as Manager deems appropriate; or (ii) a third party insurance carrier, in each case meeting the specifications set forth above.

         Manager shall deliver to Lessee duly executed certificates, and, if requested by Lessee and if available, duplicate copies of all policies of insurance to be procured hereunder, including existing, additional and renewal policies.

         Each policy of insurance maintained in accordance with this Exhibit "D" to the extent obtainable, shall specify that such policies shall not be canceled or materially changed without at least thirty (30) days prior written notice to Lessee and Manager.

         Except as otherwise provided in the Agreement, Manager and Lessee each waives, releases and discharges the other, but only to the extent of collectible insurance proceeds, from all claims or demands which each may have or acquire against the other or the other's subsidiaries, affiliates, directors, officers, agents, employees, independent contractors or partners, with respect to any claims for any losses, damages, liabilities or expenses (including attorneys' fees) incurred or sustained by either of them on account of injury to persons or damage to property or business arising out of the ownership, management, operation and maintenance of the Hotel, regardless whether any such claim or demand may arise because of the fault or negligence of the other party or its subsidiaries, affiliates, officers, employees, directors, agents or independent contractors. Each policy of insurance maintained in accordance with this Exhibit "D" shall contain a specific waiver of subrogation reflecting the above.

         All policies of insurance provided for under this Exhibit "D" shall be carried in the name of the Owners and Manager, and losses thereunder shall be payable to the parties as their respective interests may appear. All liability policies shall name the Lessee and Manager, and in each case any of their affiliated or subsidiary companies which they may specify, and their respective directors, officers, agents, employees and partners as additional named insureds.

         All such policies of insurance shall be written on an "occurrence" basis to the extent obtainable.

         Either Manager or Lessee, by notice to the other, shall have the right to require that the minimum amount of insurance to be maintained with respect to the Hotel under this Exhibit "D" be increased to make such insurance comparable with prudent industry standards and to reflect increases in liability exposures, taking into account the size and location of the Hotel.

                                   EXHIBIT "E"
                                  OTHER HOTELS

                                      E-2